As filed with the Securities and Exchange Commission on August 5, 2004

Registration No. 333-109628

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective Amendment No. 3

to

FORM F-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NETEASE.COM, INC.

(Exact name of Registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2/F, Tower B

Keeven International Research & Development Centre

No. 43 West Road North Third Ring Road, Haidian District

Beijing 100086, People’s Republic of China

(86-10) 8211-0163

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

Copies to:

Jonathan H. Lemberg, Esq.

Paul W. Boltz, Esq.

Morrison & Foerster

21st and 23rd Floors

Entertainment Building

30 Queen’s Road Central

Hong Kong

(852) 2585-0888

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (1)		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Zero Coupon Convertible Subordinated Notes due July 15, 2023	$100,000,000		151.94%		$151,940,000		$12,291.95	*
Ordinary Shares, $0.0001 par value	207,684,320	(2)		(2)		(2)		(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the bid and ask prices for the Zero Coupon Convertible Subordinated Notes on October 6, 2003.
(2)	Includes 207,684,320 ordinary shares issuable upon conversion of the notes at the initial conversion price of $0.4815 per share. Pursuant to Rule 416 under the Securities Act, such number of ordinary shares registered hereby shall include an indeterminate number of additional ordinary shares that may be issued from time to time upon conversion of the notes as a result of antidilution adjustments, in circumstances described in the prospectus that is part of this registration statement.
(3)	Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the ordinary shares issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.
*	The registrant previously paid the registration fee at the time of the filing of its initial Registration Statement on October 10, 2003.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 5, 2004

Preliminary Prospectus

NetEase.com, Inc.

$100,000,000 Principal Amount

Zero Coupon Convertible Subordinated Notes due July 15, 2023 and Ordinary Shares

Issuable Upon Conversion of the Notes

This prospectus covers resales from time to time by selling securityholders of our Zero Coupon Convertible Subordinated Notes due July 15, 2023, held by the selling securityholders listed in the section entitled, “Selling Securityholders”, and 207,684,320 of our ordinary shares issuable upon conversion of the notes held by such selling securityholders and subject to adjustment.

The notes have the following provisions:

•	The interest rate on the notes will be zero, unless we fail to satisfy our obligations to register the notes and the ordinary shares issuable upon conversion of the notes.

•	The notes are general unsecured obligations of NetEase.com, Inc. and are subordinated to any existing or future senior indebtedness of NetEase.com, Inc.

•	The notes will mature on July 15, 2023, at which time they will be redeemed at 100% of their principal amount, together with accrued and unpaid interest, if any.

•	Prior to July 15, 2008, we may not redeem the notes at our option, except upon a Merger Event (as described on page 27 of this prospectus). On or after July 15, 2008, we may redeem for cash all or part of the notes at a price equal to 100% of their principal amount if certain conditions relating to the trading price of our American Depositary Shares, or ADSs, are met (as described on page 23 of this prospectus).

•	Holders of the notes may require us to repurchase all or a portion of their notes for cash on July 15, 2006, July 15, 2007, July 15, 2008, July 15, 2013 and July 15, 2018, at a price equal to 100% of the principal amount of the notes, together with accrued and unpaid interest, if any, subject to those additional conditions described on page 23 of this prospectus.

•	Holders may convert their notes at any time on or before the maturity date at the conversion price (which conversion price may be adjusted as provided on page 19 of this prospectus) under those circumstances described on page 17 of this prospectus. We may pay converting note holders ordinary shares, cash or a combination of cash and ordinary shares for their notes.

For a complete description of the terms and conditions of the notes, see “Description of Notes” beginning on page 16 of this prospectus.

Our ADSs, each representing 100 ordinary shares, are quoted on The Nasdaq National Market, Inc. under the symbol “NTES.” The last reported sale price of our ADSs on July 26, 2004 was $32.91 per ADS, which results in a reference price of $0.3291 per share for our ordinary shares.

Investing in the notes and ordinary shares involves risks. See “ Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

SUMMARY

This summary contains a brief overview of us and the key aspects of the offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the notes thereto, some of which are incorporated into this prospectus by reference, before making an investment decision.

Through our subsidiaries and contracts with our affiliates Guangzhou NetEase Computer System Co., Ltd. (“Guangzhou NetEase”), Beijing Guangyitong Advertising Co., Ltd. (“Guangyitong Advertising”) and Guangzhou Ling Yi Electronics Technology Limited (“Ling Yi”) and their respective shareholders, we operate a leading interactive online and wireless community in China and are a major provider of Chinese language content and services through our online games, wireless value-added services and Internet portal businesses.

Our business was founded by William Lei Ding, our Chief Architect and one of our directors, in June 1997. Mr. Ding owns 100% of our largest shareholder, Shining Globe International Limited, and 90% of both Guangzhou NetEase and Ling Yi. The other 10% of Guangzhou NetEase is owned by Bo Ding, the brother of William Lei Ding and a former non-executive employee of NetEase, and the other 10% of Ling Yi is owned by Bo Ding and one of our former employees, Jun (Singo) Liang. Guangzhou NetEase and Ling Yi have each obtained approval from the Guangzhou telecommunications administrative authorities to provide Internet content services. Guangzhou NetEase’s 80% owned subsidiary, Guangyitong Advertising, holds a license to operate an advertising business. The other 20% of Guangyitong Advertising is owned by Bo Ding.

We conduct our business in China solely through our wholly owned subsidiaries, NetEase Information Technology (Beijing) Co., Ltd., NetEase Information Technology (Shanghai) Co., Ltd., NetEase Interactive Entertainment Ltd. and Guangzhou NetEase Interactive Entertainment Limited.

Under current Chinese regulations, there are limitations on the percentage interest foreign companies may have in value-added telecommunications businesses in China, which include the operation of Internet content provision businesses and wireless value-added services such as short-messaging services (“SMS”). In addition, the operation by foreign or foreign-invested companies of advertising businesses in China is subject to government approval. Because of these restrictions, NetEase.com is not permitted directly to wholly own an Internet content provider, wireless value-added services or advertising business. NetEase.com has therefore entered into a series of agreements, directly and through its subsidiaries, with three PRC companies, Guangzhou NetEase, Guangyitong Advertising and Ling Yi. Under these contracts, we provide our Internet and wireless value-added applications, services and technologies and advertising services to Guangzhou NetEase, Guangyitong Advertising and Ling Yi, and they operate the NetEase Web sites and the online advertising business. These agreements are identified in the chart on the following page. For more information on these agreements, see the section entitled “Related Party Transactions” which is included in our annual report on Form 20-F for the year ended December 31, 2003, which is incorporated by reference in this prospectus. We do not have any direct ownership interest in Guangzhou NetEase, Guangyitong Advertising or Ling Yi.

Under our agreements with Guangzhou NetEase and Ling Yi, we have agreed to pay the operating costs of both these companies. Under our agreements with Guangyitong Advertising, we have agreed to provide performance guarantees and guarantee loans for working capital purposes to the extent required by Guangyitong Advertising for its operations. We entered into our principal agreements with Guangzhou NetEase and Guangyitong Advertising in May 2000. We entered into our principal agreements with Ling Yi in May 2004 with retroactive effect to the date Ling Yi received its business license in 2003. Guangzhou NetEase, Guangyitong Advertising and Ling Yi are each prohibited from incurring any debt without our prior approval.

The following diagram shows the current group structure of our subsidiaries and affiliated companies:

William Lei Ding
100%
Shining Globe International Limited
(BVI)
Nasdaq ADR Holders
Other Shareholders
50%
49%
<1%
11
4,5
NetEase.com, Inc.
(Cayman Islands)
100%
100%
100%
NetEase Interactive Entertainment Ltd.
(BVI)
NetEase Information Technology (Shanghai) Co., Inc.
(PRC)
NetEase Information Technology (Beijing) Co., Ltd.
(PRC)
100%
7,8
7,8
GuangzhouNetEase Interactive Entertainment Limited
(PRC)
William Lei Ding
Bo Ding
90%
10%
1,2,3,7,10
12,13,14,15
7,8
17
Guangzhou NetEase Computer System Co., Ltd.
(PRC)
Jun (Singo) Liang
William Lei Ding
Bo Ding
1%
90%
9%
20%
6,7
80%
9
Guangzhou Ling Yi Electronics Technology Limited
(PRC)
Beijing Guangyitong Advertising Co., Ltd.
(PRC)
16

Represents equity interest.

Represents contractual arrangements between the parties. The numbers on the diagram correspond to the following contracts:

1. *Exclusive Technical Services Master Agreement*
2. *Copyright License Agreement*
3. *Trademark License Agreement*
4. *Domain Name License Agreement*
5. *Exclusive Advertising Agency Agreement*
6. *Exclusive Consulting and Services Agreement*
7. *Operating Agreement*
8. *Shareholder Voting Rights Trust Agreement among William Lei Ding, Bo Ding and NetEase Beijing*
9. *Online Advertising Agreement*
10. *Agreement regarding NetEase Beijing's payment of Guangzhou NetEase's operating expenses*
11. *Domain Name License Agreement*
12. *Web Page Layout Copyright License Agreement*
13. *Exclusive Technical Services Master Agreement*
14. *Trademark License Agreement*
15. *Agreement regarding NetEase Beijing's payment of Ling Yi's operating expenses*
16. *Consulting and Services Agreement*
17. *Technical Services Agreement*

NetEase.com and its subsidiaries have no equity interest in Guangzhou NetEase, Guangyitong Advertising or Ling Yi.

NetEase.com generates substantially all of its revenue through Guangzhou NetEase and Guangyitong Advertising. Ling Yi also contributes an insignificant portion of NetEase.com’s wireless value-added services revenue.

Any violations by Guangzhou NetEase, Guangyitong Advertising or Ling Yi of our agreements with them could disrupt our operations, degrade our services or shut down our services. For a detailed discussion of the risks to NetEase.com regarding its dependency on Guangzhou NetEase, Guangyitong Advertising and Ling Yi, see the section entitled “Risk Factors” which is included in our annual report on Form 20-F for the year ended December 31, 2003, which is incorporated by reference in this prospectus.

We do not require our users to register in order to browse the NetEase Web sites including the content channels, online shopping mall and classified ads or use the Web directories and Internet search engine. We do require, however, that our users register in order to utilize the other services that we provide, including our fee-based services (such as our online games, wireless value-added services, premium matchmaking and other premium services) as well as our free services such as chat rooms, basic e-mail services, basic matchmaking, basic personal homepages, and instant messaging. Registration requires a user to provide personal information including the user’s name, contact information and other statistical information (such as educational level) and security information (such as a password).

Our basic service offerings on the NetEase Web sites are available without charge to our users and include:

•	content services (such as news, local information, finance and weather);

•	chat rooms;

•	basic e-mail services;

•	basic personal ads;

•	basic matchmaking;

•	basic clubs;

•	basic photo album;

•	basic personal homepages;

•	electronic greeting cards;

•	instant messaging PC to PC;

•	job search;

•	browsing classified ads;

•	Web directories;

•	Web searching; and

•	online shopping mall.

We generate revenue from our:

•	online games;

•	wireless value-added services and other fee-based premium services, such as premium email services, premium personals, premium matchmaking, premium alumni clubs and premium personal homepages; and

•	advertising services.

Our principal areas of focus are our online games, wireless value-added services and Internet portal.

Online Games

Our online games business focuses on offering massively multi-player online role-playing games (“MMORPGs”) to the Chinese market. MMORPGs are played over the Internet in “virtual worlds” that exist on game servers to which thousands of players simultaneously connect and interact. We both develop and license online games that are targeted at the Chinese market, and we strive to provide the highest quality game playing experience to our users.

To pay for game playing time, players can use our prepaid point card system. Point card distribution channels include wholesalers, as well as major retailers including convenience stores mainly in Guangzhou Province and Shanghai.

Wireless Value-Added Services

Through arrangements with the two principal mobile phone operators in China, China Mobile and China Unicom, we offer a wide-range of services which allow users, for example, to receive news and other information such as stock quotes and e-mails on their mobile phones, download ringtones and logos for their mobile phones and participate in matchmaking communities and interactive games. Combining content from our Internet portal (both user-generated and from our content partners) with the applications we have developed in-house, our wireless business department strives to offer services that are responsive to our users’ changing tastes and needs.

Currently, most of our wireless value-added services are provided to users in the form of SMS. NetEase offers a wide variety of different services with pricing between RMB0.10 to RMB2.00 per SMS message or between RMB3.00 to RMB30.00 per subscription per month. Through Guangzhou NetEase and Ling Yi, we share the revenue collected by China Mobile and China Unicom, which they bill and collect on our behalf.

In addition to our SMS, we offer services for emerging wireless technology standards, including multimedia messaging (“MMS”) services and wireless application protocol (“WAP”) portals which users access with mobile phones that utilize the new GPRS or CDMA1X technology standards. We also offer interactive voice response services (“IVRS”) that allow users to access prerecorded information from their mobile phones and to interact with other users through voice chat simply by dialing specially designated IVRS phone numbers and responding to menu options. We intend to continue to develop and introduce wireless value-added services as the market evolves and as new technologies develop.

Internet Portal

The NetEase Web sites provide Internet users with Chinese language online services centered around three core service categories—(1) content, (2) community and communication, and (3) commerce. Our Internet portal revenues are generated from advertising services provided to third party advertisers and marketers, and individual users who subscribe to our fee-based premium services.

Content

Through more than 20 channels, the NetEase Web site’s content channels provide news, information and online entertainment to the Chinese public. The NetEase Web sites consolidate and distribute content from more than one hundred international and domestic content providers. Content channels include news, entertainment, sports, finance, information technology, automobiles, astrology and cartoons, as well as regional sites aimed at users in Guangdong and Shanghai.

Community and Communication

The NetEase Web sites also provide a broad array of community and communication services, including e-mail, instant messaging, personal advertisements, matchmaking, alumni directories, personal homepages, clubs, electronic-cards, chat rooms, classified advertisements, job posting services and community forums. As discussed above, some of these services are provided free of charge to our users with, in some cases, an option to upgrade to a fee-based premium service, whereas others are provided solely on a fee-based premium basis.

Commerce

We offer an online shopping mall, providing Internet users in China a single online location at which they can shop from the convenience of their homes and offices or in Internet cafes and thereby access products and information which might otherwise not be conveniently available. In turn, our technology platform allows e-commerce and traditional businesses to establish or expand their retail networks via the NetEase Web sites.

Other

In addition to the three core service categories described above, the NetEase Web sites provide useful resources to our users, including a Web directory, Web search service and classified advertisements. Our Web directory is based on an open architecture system with over 470 volunteer editors working to build a categorized directory of Chinese Web sites.

The NetEase Web sites also provide an established marketing platform for advertisers, whereby they can reach NetEase’s large registered user base to conduct integrated marketing campaigns by means of a full range of advertising formats and techniques. These include banner advertising, direct e-mail, interactive media-rich sites, sponsored special events, games and contests and other activities.

Corporate Information

NetEase.com, Inc., a Cayman Islands corporation, was formed and commenced operations in 1999. Our predecessor company was formed in 1997. Our principal executive offices are located at 2/F, Tower B, Keeven International Research & Development Centre, No. 43 West Road North Third Ring Road, Haidian District, Beijing, People’s Republic of China 100086. Our telephone number at this location is (86-10) 8211-0163. Our principal corporate Web site is located at http://www.netease.com. The information contained on our Web site is not a part of this prospectus.

Please note that in this prospectus, all references to “Renminbi” and “RMB” are to the legal currency of China and all references to “dollars,” “USD,” “$” and “US$” are to the legal currency of the United States.

The Offering

This prospectus covers the resale of $100,000,000 aggregate principal amount of the notes and 207,684,320 of our ordinary shares issuable upon conversion of the notes, plus additional ordinary shares that may be issued from time to time upon conversion of the notes as a result of antidilution adjustments in circumstances described on page 27 of this prospectus.

We issued and sold $75,000,000 aggregate principal amount of the notes on July 14, 2003 and $25,000,000 aggregate principal amount of the notes on July 31, 2003, in private offerings to Credit Suisse First Boston LLC. We were informed by Credit Suisse First Boston LLC that the notes were resold in transactions which were exempt from registration requirements of the Securities Act of 1933, as amended (referred to as the Securities Act in this prospectus) to persons reasonably believed by Credit Suisse First Boston LLC to be “qualified institutional buyers” (as defined in Rule 144A under the Securities Act).

Ordinary shares may be offered by the selling securityholders following the conversion of their notes.

The following is a brief summary of the terms of the notes. For a more complete description of the notes, see the section entitled “Description of Notes” in this prospectus.

Notes

$100,000,000 aggregate principal amount of our Zero Coupon Convertible Subordinated Notes due July 15, 2023.

Interest

Interest on the notes will be zero unless specified defaults under the registration rights agreement occur. See “Description of Notes—Registration Rights.”

Maturity of Notes

July 15, 2023.

Subordination

The notes will be general unsecured subordinated obligations of NetEase. The notes will be subordinated in right of payment to all existing and future senior indebtedness. The notes will also be effectively subordinated to the existing and future indebtedness and other liabilities of our subsidiaries. As of December 31, 2003, we had approximately $100.0 million of outstanding indebtedness, and current liabilities of approximately $9.4 million. On that date, our subsidiaries had no outstanding indebtedness, other than intercompany indebtedness and other normal trade payables and liabilities. As of December 31, 2003, Guangzhou NetEase had no outstanding indebtedness, other than trade payables equal to $177,941. As of December 31, 2003, we had not guaranteed any indebtedness for Guangyitong Advertising. Under our agreements with Guangzhou NetEase and Ling Yi, we are responsible for the liabilities of both those companies. Under our agreements with Guangyitong Advertising, we are obligated to provide any guarantees needed by Guangyitong Advertising for its operation.

Conversion

Note holders may convert their notes into our ordinary shares at a conversion price of $0.4815 per share, subject to adjustment, at any time prior to maturity:

•	during any calendar quarter commencing after September 30, 2003, if the average of the reference prices (as defined on page 17 of this prospectus) of our ordinary shares for the last five consecutive trading days of the calendar quarter preceding the quarter in which the conversion occurs is more than 115% of the conversion price per share on the last trading day of the preceding quarter;

•	if we have called the notes for redemption;

•	if the average of the trading prices of the notes for any five consecutive trading day period is less than 100% of the average of the conversion value (as defined on page 18 of this prospectus) of the notes during that period; provided, however, that no notes may be converted based on the satisfaction of this condition during the six month period immediately preceding each specified date on which the note holders may require us to repurchase their notes (for example, with respect to the July 15, 2006 repurchase date, the notes may not be converted from January 15, 2006 to July 15, 2006) if on any day during such five consecutive trading day period, the reference price of our ordinary shares is between the conversion price and 115% of the conversion price; or

•	upon the occurrence of specified corporate transactions, as more fully described on page 19 of this prospectus.

Upon conversion of the notes, we may also choose to deliver cash to you, in lieu of ordinary shares, or a combination of cash and ordinary shares.

A holder may deposit the ordinary shares it receives upon conversion of its notes for the issuance of ADSs if the conditions described on page 33 of this prospectus are met.

Redemption of Notes at Our Option

Beginning on July 15, 2008 and prior to the close of business on the maturity date (July 15, 2023), we may redeem the notes, in whole or in part, for cash at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, if the reference price (as described on page 17 of this prospectus) of our ordinary shares for 20 out of any 30 consecutive trading day period, the last of which occurs no more than five days prior to the date upon which notice of such redemption is published, is at least 130% of the conversion price in effect on such last trading day. See “Description of Notes—Redemption of Notes at Our Option” on page 23 of this prospectus.

We will also redeem all of the notes upon a Merger Event (as defined on page 27 of this prospectus) for cash in an amount equal to the trading price of the notes plus 10% of their principal amount (or 100% of the principal amount of the notes, if greater). See “Description of Notes—Merger and Consolidation” on page 27 of this prospectus.

Repurchase of the Notes at the Option of the Holder

Holders may require us to repurchase for cash all or a portion of their notes on July 15, 2006, July 15, 2007, July 15, 2008, July 15, 2013 and July 15, 2018, at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any. See “Description of Notes—Repurchase of Notes at the Option of the Holder on Specified Dates” on page 23 of this prospectus.

Fundamental Change

If a Fundamental Change (as defined on page 25 of this prospectus) occurs, each holder of notes may require us to repurchase all or a portion of such holder’s notes at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any.

Delisting Event

If our ADSs are no longer listed or quoted for trading on The Nasdaq National Market or our ordinary shares or other securities representing our ordinary shares are not listed or quoted for trading on a U.S. national securities exchange, each holder of notes may require us to repurchase all or a portion of such holder’s notes at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any.

Events of Default

If there is an event of default on the notes, the principal amount of the notes plus accrued and unpaid interest, if any, may be declared immediately due and payable. See “Description of Notes—Events of Default and Notice Thereof” beginning on page 26 of this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the notes or the ordinary shares offered by this prospectus.

Form of Notes

The notes were issued in book-entry form and are represented by permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC, in New York, New York.

Beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Notes—Book-Entry Delivery and Form” beginning on page 29 of this prospectus.

Registration Rights

We have agreed to file with the SEC the shelf registration statement of which this prospectus is a part for the resale of the notes and the ordinary shares issuable upon conversion of the notes under a registration rights agreement. The registration rights agreement requires us to pay interest on the notes in the event that we fail to comply with our obligation thereunder to cause the registration statement to be declared effective within a certain timeframe. In April 2004, we made an interest payment pursuant to these provisions and will make another interest payment in October 2004 to cover the period between April 2004 and the date the registration statement is declared effective. See “Description of Notes—Registration Rights” beginning on page 30 of this prospectus.

Trading

Our ADSs, each representing 100 ordinary shares, are traded on The Nasdaq National Market under the symbol “NTES.”

Trustee for the Notes and Depositary for our American Depositary Shares

The Bank of New York.

RISK FACTORS

Before you make an investment decision regarding the notes or the underlying ordinary shares, you should carefully consider all of the information contained in this prospectus or incorporated herein by reference.

Risks Related to the Offering of These Securities

One shareholder will have significant control over the outcome of shareholder votes after this offering.

As of June 30, 2004, our founder and Chief Architect, William Ding, beneficially owned approximately 50% of our outstanding ordinary shares. Assuming all the notes could be, and are, immediately converted into ordinary shares at the conversion price set forth on the cover page of this prospectus, he will beneficially own approximately 47.1% of our outstanding ordinary shares. Accordingly, Mr. Ding will continue to have significant control over the outcome of any corporate transaction or other matter submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.

The price of our ADSs has been volatile historically and may continue to be volatile, which may make it difficult for holders to resell the notes, ordinary shares issuable upon conversion of the notes or ADSs representing such ordinary shares when desired or at attractive prices.

The trading price of our ADSs has been and may continue to be subject to wide fluctuations. During 2003, the closing sale prices of our ADSs on The Nasdaq National Market ranged from $10.10 to $72.00 per share and the last reported sale price on December 26, 2003 was $37.61. Our ADS price may fluctuate in response to a number of events and factors. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our ADSs, regardless of our operating performance. Because the notes are convertible into our ordinary shares and our ADSs represent ordinary shares, volatility or depressed prices for our ADSs could have a similar effect on the price of the notes and our ordinary shares. In addition, the existence of the notes may encourage short selling in our ADSs by market participants because the conversion of the notes could depress the price of our ADSs.

An active trading market for the notes or the ordinary shares issuable upon conversion does not yet exist and may never develop.

There currently is no active trading market for the notes or the ordinary shares issuable upon conversion of the notes and there can be no assurance as to:

•	the liquidity of any market for the notes or ordinary shares that may develop,

•	the ability of the holders to sell their notes or ordinary shares, or

•	the prices at which holders of the notes or ordinary shares would be able to sell their securities.

If active markets were to exist, the notes or ordinary shares issuable upon conversion could trade at prices higher or lower than their initial purchase prices depending on many factors. We do not intend to apply for listing of the notes or ordinary shares issuable upon conversion on any securities exchange or for quotation on The Nasdaq National Market.

If our registration statement covering resales of the notes and our ordinary shares issuable upon conversion of the notes is not effective or we have suspended its use, it may be difficult or impossible for a holder to resell the notes or ordinary shares.

The notes and our ordinary shares issuable upon conversion of the notes may be offered or sold only if:

•	an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws applies to the circumstances of the sale; or

•	a registration statement covering the resale of these securities is filed with the SEC and declared effective.

Although we are required to register resales of the notes and our ordinary shares issuable upon conversion of the notes for a period of time (this prospectus is a part of a registration statement filed by us to fulfill this requirement), the registration statement may not be available to holders at all times. We may suspend the use of this prospectus during pending corporate developments, public filings with the Securities and Exchange Commission and similar events. While our ability to suspend the use of this prospectus is limited, we will be permitted to suspend the use of the prospectus for up to an aggregate of 120 days during any 12-month period under circumstances relating to possible acquisitions, financings or other similar transactions. Under such circumstances, it may be difficult or impossible for a holder to resell the notes or ordinary shares and the value and liquidity of the notes and ordinary shares may also be adversely affected.

Holders of our ordinary shares issued upon conversion of the notes will be required to satisfy certain requirements in order to deposit those ordinary shares for the issuance of ADSs, which may be costly and time consuming to them.

If holders wish to deposit their ordinary shares for the issuance of ADSs, they will be required to provide certain information to The Bank of New York, which is the depositary for our ADS program, in order to establish that the shares and the ADSs that will be issued upon the deposit will not be subject to any transfer restrictions as described under “Description of American Depositary Shares.” Specifically, The Bank of New York has informed us that it intends to require holders wishing to deposit ordinary shares issued upon conversion of the notes to provide evidence that:

•	the shares have been resold pursuant to an effective resale registration statement,

•	the shares have been resold in compliance with Rule 144 under the Securities Act, or

•	the exemption provided by Rule 144(k) under the Securities Act is available and we have removed the transfer restriction legend from the share certificate at the holder’s request.

In addition, The Bank of New York may require a legal opinion at the holder’s own expense that confirms the conditions above have been met. If the registration statement discussed above is not effective at the time of deposit of the ordinary shares, the value and liquidity of the holder’s investment could be materially adversely affected.

Fluctuations in the currency exchange rate between the U.S. dollar and the Renminbi could adversely affect the dollar value of our ADSs, and therefore of the notes and the ordinary shares issuable upon conversion of the notes, and any cash dividend declared on our ordinary shares.

Because holders of our ordinary shares and ADSs may elect to receive cash dividends, if any, in U.S. dollars, fluctuations in the exchange rate could also affect the value of any cash dividend declared in Renminbi and paid in U.S. dollars. In addition, because our revenue is primarily denominated in Renminbi, our valuation could be materially and adversely impacted by the devaluation of the Renminbi if U.S. investors analyze our value based on the U.S. dollar equivalent of our financial condition and results of operations.

The notes are subordinated to any of our existing and future senior indebtedness and are effectively subordinated to all liabilities of our subsidiaries. Therefore, we may be unable to repay our obligations under the notes.

The notes will be unsecured and subordinated in right of payment in full to all of our existing and future senior debt. Because the notes are subordinated to our senior debt, in the event of:

•	our liquidation or insolvency,

•	a default in payment or other covenants of our designated senior debt, or

•	acceleration of the maturity date of the notes due to an event of default,

we will make payments on the notes only after our senior debt has been fully paid or has not been accelerated within 179 days. After paying our senior debt in full, we may not have sufficient assets remaining to pay any or all amounts due on the notes.

Our subsidiaries are separate legal entities and are not obligated to make any payments on the notes or make any funds available for payment on the notes, whether by dividends, loans or other payments. Dividend payments, loans and advances to us by our subsidiaries may be limited by contract or statute and depend upon the earnings of our subsidiaries. Our subsidiaries will not guarantee the payment of the notes. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization, and your right to participate in these assets, will be effectively subordinated to the claims of that subsidiary’s creditors. Consequently, the notes will be effectively subordinated to all liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any debt of such subsidiary senior to that held by us.

As of December 31, 2003, (i) we had approximately $100.0 million of outstanding debt and approximately $9.4 million of current liabilities and (ii) our subsidiaries had no outstanding indebtedness, other than intercompany indebtedness and other normal trade payables and liabilities. Neither we nor our subsidiaries are prohibited or limited under the Indenture for the notes from incurring debt or acting as guarantors of debt for others in whom we or our subsidiaries may have an interest. Our ability to pay our obligations on the notes could be adversely affected by our or our subsidiaries’ incurrence of indebtedness or other liabilities. We and our subsidiaries may from time to time incur indebtedness and other liabilities, including senior debt. See “Description of Notes—Subordination of Notes.”

We may not have the ability to repurchase the notes in cash if a holder exercises its repurchase right on the dates specified in this prospectus or upon the occurrence of a change of control or a delisting.

Holders of the notes have the right to require us to repurchase the notes on specified dates and upon the occurrence of a fundamental change, such as a change of control, or a delisting of our securities, prior to maturity as described under the headings “Description of the Notes—Repurchase of Notes at the Option of the Holder on Specified Dates,” “Description of the Notes—Repurchase at Option of a Holder Upon a Fundamental Change” and “Description of the Notes—Repurchase at Option of a Holder Upon a Delisting Event.” We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes in cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase tendered notes would constitute an event of default under the Indenture for the notes, which might constitute a default under any other debt we may have. In such circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the Indenture would possibly limit or prohibit payments to you.

The conditional conversion feature of the notes could result in you receiving less than the value of the ordinary shares into which a note is convertible.

The notes are convertible into our ordinary shares only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the ordinary shares into which the notes would otherwise be convertible.

Sales of a significant number of ADSs in the public market, or the perception of such sales, could reduce the price of the notes and impair our ability to raise funds in new security offerings.

Sales of substantial amounts of our ADSs in the public market after this offering, or the perception that those sales may occur, could cause the market price of our ADSs to decline. Because the notes are convertible into ordinary shares only at a conversion price in excess of the reference price of our ordinary shares determined based on the applicable ADS trading price, such a decline in the market price of our ADSs may cause the value of the notes to decline.

You may face difficulties in protecting your interests, and our ability to protect our rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law.

Our corporate affairs are governed by our memorandum and articles of association and by the Companies Law (2003 Revision) and common law of the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the U.S., and provides significantly less protection to investors. Therefore, our shareholders may have more difficulties in protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States. As a result, our ability to protect our interests if we are harmed in a manner that would otherwise enable us to sue in a United States federal court may be limited.

RATIO OF EARNINGS TO FIXED CHARGES

		For the Year Ended December 31,
	1998	1999	2000	2001	2002	2003
Ratio of Earnings to Fixed Charges	N/A	N/A	N/A	N/A	4.61	155

The ratio of earnings to fixed charges is calculated by dividing profit before tax by fixed charges. Fixed charges include interest costs and one-third of the rental expenses. We believe that one-third of the rental expenses is a reasonable approximation of the interest factor in the rental expenses. Due to our losses in the years ended December 31, 1999, 2000 and 2001, the ratios of earnings to fixed charges were less than 1:1 for those years. To achieve a coverage of 1:1 for those years, we would have had to generate additional earnings of RMB52.0 million, RMB169.3 million and RMB233.2 million, respectively.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that may be of a forward-looking nature. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements. The accuracy of these statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including those related to:

•	the risk that we will not be able to continue to successfully monetize the user base of the NetEase Web sites and that revenues from our online games, as well as our wireless value-added and other fee-based premium services, will not continue to grow;

•	the risk that the online game market will not continue to grow or that we will not be able to maintain our position in that market;

•	the risk that the current popularity of short messaging services (SMS) in China will not continue for whatever reason, including SMS being superseded by other technologies for which we are unable to offer attractive products and services;

•	our dependence on the mobile operators in China to provide our wireless value-added services to their customers, maintain accurate records and collect and remit to us our share of the revenues from these services;

•	the risk that we may not be able to continuously develop new and creative online games and wireless value-added services;

•	the risk that the online advertising market in China will not continue to grow and will remain subject to intense competition;

•	the risk that we will not be able to control our expenses in future periods;

•	possible charges which may be brought against our company by the U.S. Securities and Exchange Commission for potential violations of U.S. securities laws, including monetary penalties and legal fees;

•	our ability to develop and implement additional operational and financial systems to manage our operations;

•	the risk that current or future appointees to management are not effective in their respective positions;

•	the difficulty in locating and recruiting suitable candidates for middle and senior management positions;

•	governmental uncertainties, general competition and price pressures in the marketplace;

•	uncertainty as to future profitability and the risk that security, reliability and confidentiality concerns may impede broad use of the Internet and e-commerce and other services; and

•	other risks outlined in our filings with the Securities and Exchange Commission, including our registration statement on Form F-1, as amended.

All forward-looking statements in this prospectus are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update or revise any of these forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

USE OF PROCEEDS

The proceeds from the sale of the notes and the ordinary shares offered by this prospectus are solely for the account of the selling securityholders named in this prospectus. Accordingly, we will not receive any proceeds from the sale of the notes or the ordinary shares offered by this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover. Our business, financial condition, results of operations and prospects may have changed since that date.

We file annual and current reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Our ADSs are quoted on The Nasdaq National Market under the symbol “NTES.”

Certain of our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus, until this offering is completed. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

•	Our Annual Report on Form 20-F (File No. 000-30666) for our fiscal year ended December 31, 2003 filed on June 29, 2004;

•	The description of our ordinary shares and American Depositary Shares, each representing 100 of our ordinary shares, set forth in our Registration Statement on Form 8-A, filed on March 27, 2000 and amended on June 28, 2000 (File No. 000-30666);

•	Our Current Report on Form 6-K (File No. 000-30666) filed on March 17, 2004;

•	Our Current Report on Form 6-K (File No. 000-30666) filed on April 14, 2004;

•	Our Current Report on Form 6-K (File No. 000-30666) filed on April 30, 2004;

•	Our Current Report on Form 6-K (File No. 000-30666) filed on July 8, 2004; and

•	Our Current Report on Form 6-K (File No. 000-30666) filed on August 4, 2004.

You may request a copy of these filings, the indenture for the notes, the registration rights agreement or the form of note, at no cost, by writing to us at: Investor Relations, NetEase.com, Inc., Suite 1901, Tower E3, The Towers, Oriental Plaza, Dong Cheng District, Beijing, People’s Republic of China 100738 or by telephoning us at (86-10) 8518-0163.

PRICE RANGE OF AMERICAN DEPOSITARY SHARES

ADSs, each representing 100 of our ordinary shares, have been listed on The Nasdaq National Market since June 30, 2000. Our ADSs trade under the symbol “NTES.” Trading in our ADSs was suspended by The Nasdaq National Market from September 4, 2001 until January 2, 2002.

For the year ended December 31, 2000 (June 30, 2000 through December 31, 2000), the high and low price of our ADSs on Nasdaq has ranged from $17.25 to $2.75. For the year ended December 31, 2001 (January 1, 2001 through September 4, 2001), the high and low price of our ADSs on Nasdaq has ranged from $3.28125 to $0.51. For the year ended December 31, 2002, the high and low price of our ADSs on Nasdaq has ranged from $13.74 to $0.65. For the year ended December 31, 2003, the high and low price of our ADSs on Nasdaq has ranged from $72.00 to $10.10.

The following table provides the high and low sale prices for our ADSs on The Nasdaq National Market for (1) each quarter in the three most recent financial years and (2) each of the most recent six months. On July 26, 2004, the last reported sale price for our ADSs was $32.91 per ADS.

	Sales Price
	High	Low
Quarterly highs and lows
First Quarter 2001	$3.28125	$1.00
Second Quarter 2001	2.45	1.12
Third Quarter 2001 (until September 4, 2001)	1.55	0.52
Fourth Quarter 2001	Trading	Suspended
First Quarter 2002	1.47	0.65
Second Quarter 2002	1.57	0.67
Third Quarter 2002	3.65	1.40
Fourth Quarter 2002	13.74	1.80
First Quarter 2003	17.90	10.10
Second Quarter 2003	37.35	14.34
Third Quarter 2003	69.20	33.90
Fourth Quarter 2003	72.00	35.26
Monthly highs and lows
January 2004	49.74	37.13
February 2004	53.72	39.89
March 2004	58.49	44.27
April 2004	57.17	40.50
May 2004	45.22	35.72
June 2004	48.93	40.30

EXCHANGE RATE INFORMATION

We have published our financial statements in Renminbi and our business is currently conducted in and from China in Renminbi. The conversion of Renminbi into U.S. dollars in this prospectus is based on the noon buying rate in The City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. For your convenience, and except as otherwise noted, this prospectus contains translations of some Renminbi or U.S. dollar amounts for 2003 at US$1.00: RMB8.2776, which was the prevailing rate on June 30, 2003. The prevailing rate at August 3, 2004 was US$1.00: RMB8.2770. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The Chinese government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade.

The following table sets forth the average buying rate for Renminbi expressed as per one U.S. dollar for the years 1998, 1999, 2000, 2001 and 2002, and 2003.

Period	Renminbi Average(1)
1998	8.2969
1999	8.2785
2000	8.2784
2001	8.2772
2002	8.2772
2003	8.2771

(1)	Determined by averaging the rates on the last business day of each month during the relevant period.

The following table sets forth the high and low exchange rates for Renminbi expressed as per one U.S. dollar during the past six months.

	Renminbi Average
Month Ended	High	Low
December 31, 2003	8.2772	8.2765
January 31, 2004	8.2772	8.2767
February 29, 2004	8.2773	8.2769
March 31, 2004	8.2774	8.2767
April 30, 2004	8.2772	8.2768
May 31, 2004	8.2773	8.2768
June 30, 2004	8.2768	8.2766

DIVIDEND POLICY

We have never declared or paid any cash dividends on our ordinary shares, but it is possible that we may declare dividends in the future. We have historically retained earnings to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, operating results, capital requirements and such other factors as the board of directors deems relevant. Our payment of certain dividends may cause an adjustment to the number of ordinary shares or amount of cash you receive upon conversion of the notes as described under “Description of Notes—Conversion Rights.”

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2004. This table should be read in conjunction with the information set forth under the caption “Selected Financial Data” and our financial statements and related notes, which are included in our annual report on Form 20-F for the year ended December 31, 2003, which is incorporated by reference in this prospectus. The table below does not reflect any changes occurring after March 31, 2004.

	As of March 31, 2004
	(in RMB)	(in US$)
	(Unaudited)	(Unaudited)
Cash and cash equivalents(1)	1,680,318,181	203,010,533
Long-term liabilities:
Zero Coupon Convertible Subordinated Notes due July 15, 2023	827,700,000	100,000,000
Other long-term liabilities	11,362,620	1,372,794

	839,062,620	101,372,794

Shareholders’ equity(2):
Ordinary shares, US$0.0001 par value: 1,000,300,000,000 shares authorized, 3,143,312,789 shares issued and outstanding as of March 31, 2004	2,601,731	314,333
Additional paid-in capital	1,002,664,921	121,138,688
Statutory reserves	33,699,834	4,071,503
Deferred compensation	(55,340)	(6,686)
Translation adjustments	210,838	25,473
Accumulated deficit	(44,749,543)	(5,406,493)

Total shareholders’ equity	994,372,441	120,136,818

Total capitalization	1,833,435,061	221,509,612

Note:	Translations of amounts from RMB into U.S. dollars for the convenience of the reader were calculated at the noon buying rate of US$1.00=RMB8.2770 as of March 31, 2004 (the last business day of the month) in The City of New York for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York. No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at that rate on March 31, 2004, or at any other rate.

(1)	As of March 31, 2004, the Company had invested RMB166.3 million (US$20.1 million) in held-to-maturity investments which amount was not classified as cash and cash equivalents.
(2)	Outstanding ordinary shares does not include (i) options to purchase 148,904,700 ordinary shares outstanding under our stock option plan at a weighted average exercise price of US$0.0920 per ordinary share, and 241,380,824 additional shares available for grant under our Amended and Restated 2000 Stock Incentive Plan as of March 31, 2004 and (ii) 210,000,000 ordinary shares reserved for issuance upon conversion of the notes.

DESCRIPTION OF NOTES

The notes were issued under an indenture dated as of July 14, 2003 (referred to as the Indenture in this prospectus) between us and The Bank of New York, as trustee (referred to as the trustee in this prospectus). Copies of the Indenture are available for inspection during normal business hours at the principal office of the trustee being the date hereof at 101 Barclay Street, 21st Floor West, New York, N.Y. 10286, U.S.A. The statements under this section relating to the Indenture and the notes are general summaries highlighting certain important features of the Indenture and the notes and do not purport to be complete. Such summaries make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture. The terms of the notes will also include those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

General

The notes are general unsecured obligations and are subordinate in right of payment as described under “—Subordination of Notes.” The notes are limited to an aggregate principal amount of $100 million and are issued only in denominations of $1,000 and integral multiples of $1,000. They will mature on July 15, 2023 (unless earlier redeemed at our option, converted into ordinary shares at the option of the holder or repurchased by us at the option of the holder). We will not pay interest on the notes unless specified defaults under the registration rights agreement occur.

See “—Book-Entry Delivery and Form” for information regarding the form, documents and mechanics for transferring the notes.

The Indenture does not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants. The Indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change in control of our company except to the extent described under “—Repurchase at Option of a Holder Upon a Fundamental Change” and “—Merger and Consolidation.”

We will maintain an office in The City of New York where the notes may be presented for registration, payment, transfer, exchange or conversion. This office will be an office or agency of the trustee. Except under limited circumstances described below, the notes are issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We and/or the trustee may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion Rights

General

Holders have the option to convert any portion of the principal amount of any note that is an integral multiple of $1,000 into our ordinary shares at any time at a conversion price of $0.4815 per share prior to the close of business on the maturity date in the following circumstances:

•	during any calendar quarter commencing after September 30, 2003, if the average of the reference prices (as defined below) of our ordinary shares for the last five consecutive trading days of the calendar quarter preceding the quarter in which the conversion occurs is more than 115% of the conversion price per share on the last trading day of the preceding quarter;

•	if we have called the notes for redemption;

•	if the average of the trading prices of the notes for any five consecutive trading day period is less than 100% of the average of the conversion value (as defined in this prospectus) of the notes during that period; provided, however, that no notes may be converted based on the satisfaction of this condition during the six month period immediately preceding each specified date on which the note holders may require us to repurchase their notes (for example, with respect to the July 15, 2006 repurchase date, the notes may not be converted from January 15, 2006 to July 15, 2006) if on any day during such five consecutive trading day period, the reference price of our ordinary shares is between the conversion price and 115% of the conversion price; or

•	upon the occurrence of specified corporate transactions.

A holder may deposit the ordinary shares it receives upon conversion of its notes for the issuance of ADSs if it complies with the requirements described under “Description of American Depositary Shares.”

“Trading day” means each day on which the securities exchange or quotation system which is used to determine the ADS sale price is open for trading or quotation. “ADS sale price” means the closing per ADS (or ordinary share, if applicable) sale price as reported in composite transactions for the principal United States securities exchange on which the ADS (or ordinary share, if applicable) is traded, or, if the ADS (or ordinary share, if applicable) is not listed on a United States national or regional stock exchange, as reported by Nasdaq, or, if the ADS (or ordinary share, if applicable) is not listed or admitted to trading on any United States national or regional stock exchange or quoted on Nasdaq, the average of the closing bid and ask prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by us for that purpose.

The “reference price” of our ordinary shares on any date of determination means a dollar amount derived by dividing the closing price of our ADSs on that date by the then applicable number of our ordinary shares represented by one ADS. On the date of this prospectus, one ADS represents 100 of our ordinary shares.

Conversion Upon Satisfaction of Market Price Condition

A holder may surrender any of its notes for conversion into our ordinary shares during any quarter commencing after September 30, 2003 if the average reference price of our ordinary shares for the last five trading days in the preceding quarter exceeds 115% of the conversion price per share on the last trading day of the preceding quarter. We will determine at the end of each quarter whether the notes are convertible as a result of the price of our ordinary shares and promptly notify the conversion agent (as defined in this prospectus) and trustee, which in turn will notify the holders of the notes.

Conversion Upon Notice of Redemption

A holder may surrender for conversion any note called for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at such time.

Conversion Upon Satisfaction of Trading Price Condition

If, after any five consecutive trading day period in which the average of the trading prices (defined below) for the notes for such five trading day period is less than 100% of the average of the conversion value (defined below) for the notes during that period, then you may surrender notes for conversion at any time during the following 10 trading days; provided, however, that no notes may be converted based on the satisfaction of this condition during the six month period immediately preceding each specified date on which the holders may require us to repurchase their notes (for example, with respect to the July 15, 2006 repurchase date, the notes may not be converted from January 15, 2006 to July 15, 2006), if on any day during such five consecutive trading day period, the reference price of our ordinary shares is between the conversion price and 115% of the conversion price.

The “conversion value” of a note means the product of the reference price of our ordinary shares on any date of determination multiplied by the number of ordinary shares into which the note is convertible.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes received by the conversion agent for $5,000,000 principal amount of the notes at approximately 3:30 p.m., The City of New York time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids are not received by the conversion agent, but two such bids are received, then the average of the two bids shall be used, and if only one such bid is received by the conversion agent, this one bid shall be used. If the conversion agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will be determined in good faith by us taking into account in such determination such factors as we, in our sole discretion, deem appropriate. In connection with any conversion upon satisfaction of trading price condition as described above, the conversion agent shall have no obligation to determine the trading price of the notes; and we shall have no obligation to make such determination unless a holder provides us with reasonable evidence that the trading price of the notes is less than 100% of the product of the reference price of our ordinary shares and the number of ordinary shares issuable upon conversion of $1,000 principal amount of the notes; at which time, we shall select and instruct the three independent nationally recognized securities dealers to provide the conversion agent with the bid quotations as provided above.

The “conversion agent” means, initially, The Bank of New York, acting in such capacity, until a successor replaces it and, thereafter, shall mean such successor.

Conversion Upon Specific Corporate Transactions

If we elect to:

•	distribute to all holders of our ordinary shares any rights, warrants or options entitling them to subscribe for or repurchase, for a period expiring within 60 days of the date of distribution, our ordinary shares at less than the then current market price; or

•	distribute to all holders of our ordinary shares any assets, debt securities or certain rights to repurchase our securities, which distribution has a per share value exceeding 10% of the reference price of our ordinary shares on the day preceding the declaration date for such distribution, holders may convert their notes, unless such holders may participate in the transaction on a basis and with notice that our board of directors determines to be fair and reasonable. We must notify the holders of notes at least 20 days prior to the ex-dividend date for any such distribution. Once we have given such notice, holders may surrender their notes for conversion until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. This provision shall not apply if the holder of a note otherwise participates in the distribution without conversion.

In addition, if we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which our ordinary shares would be converted into cash, securities or other property, we must notify the holders at least 15 business days prior to the anticipated effective date of the transaction. A holder may surrender its notes for conversion at any time from and after the date which is 15 business days prior to the anticipated effective date of such transaction until and including the date which is two business days before the actual date of such transaction. If we are a party to a consolidation, merger, share exchange, sale of all or substantially all of our assets or other similar transaction, in each case pursuant to which our ordinary shares are converted into cash, securities or other property, then at the effective time of the transaction, a holder’s right to convert its notes into ordinary shares will be changed into a right to convert such notes into the kind and amount of cash, securities and other property that such holder would have received if such holder had converted such notes immediately prior to the transaction. If the transaction also constitutes a Fundamental Change (as defined below), such holder can require us to repurchase all or a portion of its notes as described under “—Repurchase at Option of a Holder Upon a Fundamental Change.” If the transaction also constitutes a Merger Event (as defined below), we may be required to redeem all of the notes as described under “—Merger and Consolidation.”

If a holder of a note has delivered notice of its election to have such note repurchased at the option of such holder or as a result of a Fundamental Change or a Delisting Event (as defined below), such note may be converted only if the notice of election is withdrawn as described, respectively, under “—Repurchase of Notes at the Option of the Holder on Specified Dates,” “—Repurchase at Option of a Holder Upon a Fundamental Change” or “—Repurchase at Option of a Holder Upon a Delisting Event.”

Conversion Price Adjustments

We will adjust the conversion price if (without duplication):

(1)	we issue to all holders of our ordinary shares additional ordinary shares or other capital stock as a dividend or distribution on our ordinary shares;

(2)	we subdivide, combine or reclassify our ordinary shares;

(3)	we issue to all holders of our ordinary shares any rights, warrants or options entitling them to subscribe for or purchase our ordinary shares for a period expiring not later than 60 days after the applicable record date for the distribution at a per share price that is less than the then current market price; provided that no adjustment will be made if holders of the notes may participate in the transaction on a basis and with notice that our board of directors determines to be fair and appropriate;

(4)	we distribute to all holders of our ordinary shares evidences of our indebtedness, shares of capital stock (other than our ordinary shares), securities, cash, property, rights, warrants or options, excluding:

•	those rights, warrants or options referred to in clause (3) above;

•	any dividend or distribution paid exclusively in cash on and after July 15, 2008 and not referred to below; and

•	any dividend or distribution referred to in clause (1) above;

(5)	(i) we make a dividend or other distribution consisting exclusively of cash to all holders of ordinary shares declared and paid at any time prior to July 15, 2008, and (ii) on and after July 15, 2008, we make a cash distribution to all holders of our ordinary shares that together with all other all-cash distributions and consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for shares made within the preceding 12 months exceeds 5% of our aggregate market capitalization on the date of the declaration of the distribution; or

(6)	we pay to holders of our ordinary shares in respect of a tender or exchange offer (other than an odd-lot offer) by us or any of our subsidiaries for ordinary shares a price per ordinary share in excess of 110% of the reference price for one share of our ordinary shares on the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

The conversion price will not be adjusted until adjustments amount to 1% or more of the conversion price as last adjusted. We will carry forward any adjustment we do not make and will include it in any future adjustment.

We will not issue fractional ordinary shares to a holder who converts a note. In lieu of issuing fractional shares, we will pay cash based upon the reference price of our ordinary shares on the date of conversion. Except as described in this paragraph, no holder of notes will be entitled, upon conversion of the notes, to any actual payment or adjustment on account of accrued and unpaid interest, if any, or on account of dividends on shares issued in connection with the conversion. If any holder surrenders a note for conversion between the close of business on any record date for the payment of an installment of interest, if any, and the opening of business on the related interest payment date, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date on the principal amount to be converted together with the note being surrendered. The foregoing sentence shall not apply to notes called for redemption on a redemption date within the period between and including the record date and the interest payment date.

The date of conversion shall be the date on which the note and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met. A holder delivering a note for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of the ordinary shares upon conversion.

We may from time to time reduce the conversion price if our board of directors determines that this reduction would be in the best interests of our company. Any such determination by our board of directors will be conclusive, and we shall endeavor to notify the trustee within three business days after such determination. In turn, the trustee shall promptly notify the note holders. Any such reduction in the conversion price must remain in effect for at least 20 trading days. In addition, we may from time to time reduce the conversion price if our board of directors deems it advisable to avoid or diminish any income tax to holders of our ordinary shares resulting from any stock or rights distribution on our ordinary shares.

Conversion Settlement Options

Upon conversion, we will satisfy all of our obligations (the “Conversion Obligation”) by delivering to converting holders (1) our ordinary shares, (2) cash, or (3) a combination of cash and our ordinary shares, as follows:

(1) Share Settlement. If we elect to satisfy the entire Conversion Obligation in our ordinary shares, then we will deliver to converting holders a number of our ordinary shares equal to the aggregate principal amount of the notes to be converted divided by the conversion price then in effect.

(2) Cash Settlement. If we elect to satisfy the entire Conversion Obligation in cash, then we will deliver to converting holders cash in an amount equal to the product of (i) a number equal to the aggregate principal amount of notes to be converted by any such holder divided by the conversion price then in effect, and (ii) the average of the reference price of our ordinary shares on each trading day during the applicable cash settlement averaging period (as defined below).

(3) Combined Settlement. If we elect to satisfy a portion of the Conversion Obligation in cash (the “Partial Cash Amount”) and a portion in our ordinary shares, then we will deliver to converting holders such Partial Cash Amount plus a number of our ordinary shares equal to (a) the cash settlement amount as set forth in clause (2) above minus such Partial Cash Amount divided by (b) the average of the reference price of our ordinary shares on each trading day during the applicable cash settlement averaging period.

If we choose to satisfy the Conversion Obligation by share settlement, then settlement in shares will be made on or prior to the fifth trading day following our receipt of a notice of conversion.

If we choose to satisfy the Conversion Obligation by cash settlement or combined settlement, then we will notify holders, through the trustee, of the dollar amount to be satisfied in cash at any time on or before the date that is three business days following our receipt of a converting holder’s notice of conversion (the “Settlement Notice Period”). Share settlement will apply automatically if we do not notify holders that we have chosen another settlement method.

If we timely elect cash settlement or combined settlement, then holders may retract their conversion notice at any time during the two business day period beginning on the day after the Settlement Notice Period (the “Conversion Retraction Period”). Holders cannot retract conversion notices (and conversion notice therefore will be irrevocable) if we elect share settlement. If a holder has not retracted its conversion notice, then cash settlement or combined settlement will occur on the first trading day following the applicable cash settlement averaging period. The “applicable cash settlement averaging period” is the five trading day period beginning on the first trading day following the end of the Conversion Retraction Period.

Subordination of Notes

The payment of the principal of, and interest, if any, on the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default under the Indenture, we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the holders of notes. The Indenture requires us to promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the Indenture.

We may not make any payment on the notes, repurchase or redeem otherwise acquire the notes if:

•	a default in the payment of any designated senior indebtedness occurs and is continuing beyond any applicable period of grace, or

•	any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from us or other person permitted to give such notice under the Indenture.

We are required to resume payments on the notes:

•	in case of a payment default on designated senior indebtedness, upon the date on which such default is cured or waived or ceases to exist, and

•	in case of a nonpayment default on designated senior indebtedness, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

No new period of payment blockage may be commenced for a default unless:

•	365 days have elapsed since the effectiveness of the immediately prior payment blockage notice, and

•	all scheduled payments on the notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice.

As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the Indenture.

If either the trustee or any holder of notes receives any payment or distribution or our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid; provided, however, the trustee and any agent may continue to make payments under the notes and shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of such payments until the trustee receives written notice that payments may not be made. Prior to the receipt of this notice, the trustee and any agent shall be entitled to assume conclusively that no such facts exist.

Substantially all of our operations are conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, would depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and could be subject to contractual or statutory restrictions.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

As of June 30, 2003, we had no senior indebtedness outstanding and had liabilities of $6.0 million. Our subsidiaries also had no outstanding indebtedness, other than intercompany indebtedness and other normal trade payables and liabilities.

Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the Indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

We are obligated to pay compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee’s claims for such payments will be senior to the claims of the holders of the notes.

“Designated senior indebtedness” means any senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is

“designated senior indebtedness” for purposes of the Indenture; provided that such instrument, agreement or other document may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness.

“Indebtedness” means

(1)	all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of the assets of our company or to only a portion thereof, other than any trade account payables or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2)	all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3)	all of our obligations and liabilities, contingent or otherwise,

(a)	in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

(b)	as lessee under other leases for facilities equipment and related assets leased together therewith, whether or not capitalized, entered into or leased for financing purposes (as determined by us); or

(c)	under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

(4)	all of our obligations, contingent or otherwise, with respect to an interest rate, currency or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(5)	all of our direct or indirect guaranties, agreements to be jointly liable or similar agreement by us in respect of, and all of our obligations or liabilities, contingent or otherwise, to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (4);

(6)	any indebtedness or other obligations described in clauses (1) through (5) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby shall be assumed by us; and

(7)	any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).

“Senior indebtedness” means the principal of, premium, if any, interest, including any interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of our company whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

(1)	indebtedness that expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes; or

(2)	any indebtedness to any of our wholly-owned subsidiaries, other than indebtedness to our subsidiaries arising by reason of guarantees by us of indebtedness of such subsidiary to a person that is not our subsidiary.

Redemption of Notes at Our Option

Prior to July 15, 2008, we may not redeem the notes at our option, except in connection with a transaction described under “—Merger and Consolidation” below. Beginning on July 15, 2008 and prior to the close of business on the maturity date, we may redeem the notes, in whole or in part, for cash at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, if the reference price of our ordinary shares for 20 out of any 30 consecutive trading day period, the last of which occurs no more than five days prior to the date upon which notice of such redemption is published, is at least 130% of the conversion price in effect on such trading day. We will give not less than 30 days’ or more than 60 days’ notice of redemption by mail to holders of the notes. Holders may convert the notes called for redemption as described under “—Conversion Rights—Conversion Upon Notice of Redemption.”

Upon redemption, holders of notes that are redeemed shall receive, in exchange for such notes, the redemption price.

If we redeem less than all of the outstanding notes, the trustee shall select the notes to be redeemed on a pro rata basis in principal amounts of $1,000 or integral multiples of $1,000. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion shall be deemed to be the portion selected for redemption.

Repurchase of Notes at the Option of the Holder on Specified Dates

On July 15, 2006, July 15, 2007, July 15, 2008, July 15, 2013 and July 15, 2018, each holder may require us to repurchase any outstanding notes for which such holder has properly delivered and not withdrawn a written repurchase notice, at a price equal to 100% of the principal amount of such notes, together with accrued and unpaid interest, if any, subject to certain additional conditions. Holders may submit their notes for repurchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the fifth business day prior to the repurchase date.

We will pay the repurchase price in cash. For a discussion of the tax treatment of a holder receiving cash, see “Material United States Federal Income Tax Consequences—U.S. Holders—Sale, Exchange or Redemption of the Notes or Conversion of Notes Solely for Cash.”

Required Notices and Procedure

On a date not less than 20 business days prior to the date that we are required to repurchase the notes at the option of the holder, we will give notice to all holders at their addresses shown in the register of the Registrar (as defined below), and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to repurchase their notes.

The repurchase notice given by each holder electing to require us to repurchase notes must be given so as to be received by the paying agent no later than the close of business on the fifth business day prior to the repurchase date and must state:

•	the certificate numbers of the holder’s notes to be delivered for repurchase, in the case of definitive notes;

•	the aggregate principal amount of notes to be repurchased; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes.

A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the third business day prior to the repurchase date. The notice of withdrawal shall state:

•	the certificate numbers of the notes being withdrawn, in the case of definitive notes;

•	the aggregate principal amount of the notes being withdrawn; and

•	the aggregate principal amount, if any, of the notes that remain subject to the repurchase notice.

In connection with any repurchase offer, we will

•	comply in all material respects with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the U.S. Securities Exchange Act of 1934, as amended (referred to as the Exchange Act in this prospectus), that may then apply;

•	file a Schedule TO, if required, or any other required schedule under the Exchange Act; and

•	otherwise comply with all United States federal and state securities laws.

Our obligation to pay the repurchase price for a note as to which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the note to be paid promptly following the later of the repurchase date or the time of delivery of the note.

If the paying agent holds money or securities sufficient to pay the repurchase price of any note on the business day following the repurchase date in accordance with the terms of the Indenture, then, immediately after the repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. After the note ceases to be outstanding, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

We may not repurchase any note at any time when the subordination provisions of the Indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the Indenture whether or not repurchase is permitted by the subordination provisions of the Indenture.

Repurchase at Option of a Holder Upon a Fundamental Change

If a Fundamental Change occurs, each holder of notes shall have the right, at its option, to require us to repurchase all of its notes, or any portion thereof that is an integral multiple of $1,000, on the date (the “Fundamental Change Repurchase Date”) selected by us that is not less than 10 or more than 30 days after the Final Surrender Date (as defined below), at a price equal to 100% of the principal amount of the notes, together with accrued and unpaid interest, if any.

Unless we shall previously have called for the redemption of all of the notes, within 30 days after the occurrence of a Fundamental Change, we are obligated to deliver to the trustee and mail (or cause the trustee to mail) to all holders of record of the notes a notice (the “Company Notice”), describing, among other things, the occurrence of such Fundamental Change and of the repurchase right arising as a result thereof, as well as the Final Surrender Date and the Fundamental Change Repurchase Date. We must cause a copy of the Company Notice to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York, which newspaper shall be The Wall Street Journal. To exercise the repurchase right, a holder must, on or before the date that is, subject to any contrary requirements of applicable law, 60 days after the date of mailing of the Company Notice, which date shall be referred to as the Final Surrender Date, give a written notice of the holder’s exercise of such right and surrender the notes (if such notes are represented by a global note, by book-entry transfer to the conversion agent through the facilities of DTC) with respect to which the right is being exercised, duly endorsed for transfer to us, at any place where principal is payable. The submission of such notice, together with such notes pursuant to the exercise of a repurchase right, will be irrevocable on the part of the holder on the Fundamental Change Repurchase Date (unless we fail to repurchase the notes on the Fundamental Change Repurchase Date) and the right to convert the notes will expire 5:00 pm The City of New York time on the business day immediately preceding the Fundamental Change Repurchase Date.

The term “Fundamental Change” shall mean any of the following:

•	a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than our existing controlling shareholder William Ding and his affiliates, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of voting shares (as defined below) of our company entitled to exercise more than 50% of the total voting power of all outstanding voting shares of our company (including any right to acquire voting shares that are not then outstanding of which such person or group is deemed the beneficial owner); or

•	any consolidation of us with, or merger of us into, any other person, any merger of another person into us, or any sale, or transfer of all or substantially all of our assets to another person (other than (a) a stock-for-stock merger, (b) a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding ordinary shares, (c) a merger that is effected solely to change our jurisdiction of incorporation or (d) any consolidation with or merger of us into one of our wholly owned subsidiaries, or any sale or transfer by us of all or substantially all of our assets to one or more of our wholly owned subsidiaries, in any one transaction or a series of transactions; provided, in any such case the resulting corporation or each such subsidiary assumes or guarantees our obligations under the notes); provided, however, that a Fundamental Change shall not occur with respect to any such transaction if either (i) the reference price of our ordinary shares for any five trading days during the ten trading days immediately following the public announcement by us of such transaction is at least equal to 105% of the conversion price in effect on such trading day or (ii) the consideration in such transaction to the holders of ordinary shares consists of cash, securities that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on The Nasdaq National Market, or a combination of cash and such securities, and the aggregate fair market value of such consideration (which, in the case of such securities, shall be equal to the average of the last sale prices of such securities during the ten consecutive trading day period commencing with the sixth trading day following consummation of the transaction) is at least 105% of the conversion price in effect on the date immediately preceding the closing date of such transaction.

“Voting shares” means all outstanding shares of any class or series (however designated) of capital stock entitled to vote generally in the election of members of the board of directors.

The repurchase right of a holder upon the occurrence of a Fundamental Change could, in certain circumstances, make more difficult or discourage a potential takeover of us and, thus, removal of incumbent management. The Fundamental Change repurchase right, however, is not the result of management’s knowledge of any specific effort to accumulate ordinary shares or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. Instead, the Fundamental Change repurchase feature is a standard term contained in other similar debt offerings.

We may not repurchase any note at any time when the subordination provisions of the Indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the Indenture whether or not repurchase is permitted by the subordination provisions of the Indenture.

We could in the future enter into certain transactions, including highly leveraged recapitalizations that would not constitute a Fundamental Change and would, therefore, not provide the holders with the protection of requiring us to repurchase the notes.

If a Fundamental Change were to occur, we may not have sufficient funds to pay the repurchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar Fundamental Change provisions that permit holders of such debt to accelerate or require us to repurchase the debt upon the occurrence of events similar to a Fundamental Change.

Repurchase at Option of a Holder Upon a Delisting Event

In the event that the ADSs of our company are no longer listed or quoted for trading on The Nasdaq National Market or the ordinary shares of our company or any security representing such ordinary shares of our company are not listed or quoted for trading on a national securities exchange in the United States (the occurrence of such an event being referred to in this prospectus as a “Delisting Event”), each holder of notes shall have the right, as its option (the “Delisting Put Option”), to require us to repurchase all of its notes, or any portion thereof that is an integral multiple of $1,000, on the date (the “Delisting Put Date”) selected by us that is not less than 10 or more than 30 days after the Delisting Put Surrender Date (as defined below), at a price equal to 100% of the principal amount of the notes, together with accrued and unpaid interest, if any; except in any case in which a Delisting Event occurs as a result of a Merger Event as described under “—Merger and Consolidation,” and we redeem the notes as described thereunder. For the avoidance of any doubt, no holder shall be entitled to exercise its Delisting Put Option if we are obliged to exercise the Merger Redemption Option (as defined below) in case of a Merger Event as described under “—Merger and Consolidation.”

Within 30 days after the occurrence of the Delisting Event, we will deliver to the trustee and mail to all holders of record of the notes a notice (the “Delisting Notice”) describing, among other things, the occurrence of such Delisting Event and the repurchase right arising as a result thereof and specify the

Delisting Put Surrender Date and the Delisting Put Date. We must cause a copy of the Delisting Notice to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York, which newspaper shall be The Wall Street Journal. To exercise the repurchase right, a holder must, on or before the date (the “Delisting Put Surrender Date”) that is, subject to any contrary requirements of applicable law, 60 days after the mailing of the Delisting Notice, give a written notice of the holder’s exercise of such right and surrender the notes (if such notes are represented by a global note, by book-entry transfer to the conversion agent through the facilities of DTC) with respect to which the right is being exercised, duly endorsed for transfer to us, at any place where principal is payable on the notes. The submission of such notice, and such surrender of the notes, will become irrevocable on the Delisting Put Date (unless we fail to repurchase the notes on the Delisting Put Date) and the right to convert the notes will expire 5:00 pm The City of New York time on the business day immediately preceding the Delisting Put Date.

Events of Default and Notice Thereof

Each of the following will constitute an event of default under the Indenture:

(1)	a default in the payment of principal of, or premium, if any, on any note or of the redemption price or of the repurchase price in respect of any note when due, whether or not prohibited by the subordination provisions of the Indenture;

(2)	a default in the payment of interest, if any, on any note which continues for 30 days or more after such payment is due, whether or not prohibited by the subordination provisions of the Indenture;

(3)	a default in the performance of any other of our covenants or agreements in the Indenture that continues for 60 days after a written notice is sent to us by the trustee or the holders of at least 25% in principal amount of outstanding notes,

(4)	failure by us to make any payment when due, including any applicable grace period, in respect of our indebtedness for borrowed money, which payment is in an amount in excess of $10 million;

(5)	default by us with respect to any of our indebtedness for borrowed money, which default results in acceleration of any such indebtedness that is in an amount in excess of $10 million; and

(6)	certain events of bankruptcy, insolvency or reorganization.

If an event of default shall occur and be continuing and we provide the trustee with express notice of such event of default in writing, the trustee is required to mail to each holder of the notes a notice of the event of default within 90 days after such default occurs. Except in the case of a default in payment of the principal of, or premium, if any, or interest, if any, on, any note, the trustee may withhold the notice if and so long as the trustee in good faith determines that withholding the notice is in the interests of the holders of the notes.

If an event of default shall occur and be continuing, the trustee or the holders of not less than 25% in principal amount of outstanding notes may declare the principal of, and interest, if any, on, all the notes to be due and payable immediately. If the event of default relates to bankruptcy, insolvency or reorganization, the notes shall automatically become due and payable immediately, subject to applicable law. Any payment by us on the notes following such acceleration will be subject to the subordination provisions described above. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all the events of default, other than the non-payment of accelerated principal, have been cured or waived.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of the notes, unless the holders shall have offered the trustee indemnity and/or security satisfactory to it. Subject to the indemnification provisions and certain limitations contained in the Indenture, the holders of a majority in principal amount of the notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. Those holders may, in certain cases, waive any default except a default in payment of principal of, or premium, if any, or interest, if any, on, any note or a failure to comply with certain provisions of the Indenture relating to conversion of the notes.

We are required to furnish the trustee annually with an officer’s certificate as to our compliance with the conditions and covenants provided for in the Indenture and specifying any known defaults.

Additional Amounts

All payments in respect of the notes and delivery of ordinary shares upon conversion of the notes shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the Cayman Islands, Hong Kong or the People’s Republic of China or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In that event, we shall pay such additional amounts (“Additional Amounts”) or deliver such additional ordinary shares, as the case may be, as will result in receipt by the holders of the notes of such amounts such number of ordinary shares as would have been payable or deliverable to the holders had no such withholding or deduction been required, except that no such Additional Amounts shall be payable in respect of any tax or other governmental charge that would not have been imposed but for a connection between the holder or beneficial owner of a note and the Cayman Islands, Hong Kong or the People’s Republic of China or any political subdivision or any authority thereof or therein, as the case may be, otherwise than merely holding such note.

Unless the context otherwise requires, any reference in the notes to payments shall be deemed to include any Additional Amounts which may be payable as described above.

Discharge

The Indenture provides that we may terminate our obligations under the Indenture at any time by delivering all outstanding notes to the trustee for cancellation if we have paid all sums payable by us under the Indenture. At any time within one year before the maturity of the notes or the redemption of all the notes, we may terminate our substantive obligations under the Indenture, other than our obligations to pay the principal of, and interest, if any, on, the notes, by depositing with the trustee money or U.S. Government obligations sufficient to pay all remaining indebtedness on the notes when due.

Merger and Consolidation

We may not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of our assets to another corporation, person or entity (a “Merger Event”) unless (i) (a) we are the surviving person or the successor or transferee is a corporation organized under the laws of the United States, any state thereof or in the District of Columbia, or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and whose equity securities are listed on a national securities exchange in the United States or authorized for quotation on The Nasdaq National Market, (b) the successor assumes all our obligations under the notes and the Indenture (except, under certain circumstances, conversion obligations) and enters into a supplemental indenture, (c) after such transaction no event of default exists and (d) we deliver to the trustee an officer’s certificate and opinion of counsel that the transaction and the supplemental indenture comply with the Indenture and that all conditions precedent in the Indenture related to the transaction have been complied with or (ii) we redeem the notes in whole for cash at the Merger Redemption Price (as defined below), together with accrued and unpaid interest, if any.

If a Merger Event occurs and we do not meet the criteria under (i) above, we shall have the obligation (the “Merger Redemption Obligation”) to redeem for cash all the notes on the date (the “Merger Redemption Date”) selected by us that is not less than 10 or more than 30 days after the Merger Redemption Surrender Date (as defined below), at a price equal to the Merger Redemption Price, together with accrued and unpaid interest, if any.

If the Merger Redemption Obligation applies, we will within 30 days after the occurrence of a Merger Event deliver to the trustee and mail (or cause the trustee to mail) to all holders of record of the notes a notice (the “Merger Redemption Notice”) describing, among other things, the occurrence of such Merger Event and our obligation to repurchase the notes arising as a result thereof and specifying the Merger Redemption Surrender Date and the Merger Redemption Date. We must cause a copy of the Merger Redemption Notice to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York, which newspaper shall be The Wall Street Journal. Each holder must, on or before the date (the “Merger Redemption Surrender Date”) that is, subject to any contrary requirements of applicable law, 60 days after the date of mailing of the Merger Redemption Notice, surrender the notes (if such notes are represented by a global note, by book-entry transfer to the conversion agent through the facilities of DTC) with respect to which the right is being exercised, duly endorsed for transfer to us, at any place where principal is payable on the notes.

The term “Merger Redemption Price” shall mean, on any date of determination, the sum of (i) 10% of the principal amount of a note plus (ii) the trading price of the notes determined in accordance with the procedures described under “—Conversion Rights—Conversion Upon Satisfaction of Trading Price Condition”; provided however, that if the foregoing sum is less than the principal amount of a note on the determination date, then the Merger Redemption Price shall be the principal amount of a note.

Modification and Waiver

Subject to certain exceptions, supplements of and amendments to the Indenture or the notes may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes and any existing default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. Without the consent of any holders of the notes, we and the trustee may amend or supplement the Indenture or the notes to cure any ambiguity, defect or inconsistency, to provide for the assumption of our obligations to holders of the notes and to make certain changes with respect to conversion rights in case of a merger or acquisition otherwise in compliance with the Indenture or to make any change that does not materially adversely affect the rights of any holder of the notes. Without the consent of the holders of each note affected thereby, an amendment, supplement or waiver may not:

(1)	change the stated maturity date of the principal of, or premium, if any, or interest, if any, on, any note, or adversely affect the right to convert any note;

(2)	reduce the principal amount or redemption price or repurchase price of, or interest, if any, on, any note;

(3)	change the currency for payment of principal of, or interest, if any, on, any note;

(4)	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

(5)	modify the subordination provisions in a manner materially adverse to the holders of the notes;

(6)	reduce the above-stated percentage of outstanding notes necessary to amend or supplement the Indenture or waive defaults or compliance; or

(7)	modify (with certain exceptions) any provisions of the Indenture relating to modification and amendment of the Indenture or waiver of compliance with conditions and defaults thereunder.

Concerning the Trustee

The Bank of New York, the trustee under the Indenture, has been appointed by us as the initial paying agent, conversion agent and registrar (the “Registrar”) with regard to the notes. We and our subsidiaries may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course of business, and the trustee and its affiliates may from time to time in the future provide us with banking and financial services in the ordinary course of their business.

In case an event of default shall occur (and shall not be cured) and holders of the notes have notified the trustee, the trustee will be required to exercise its powers with the degree of care and skill that a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of notes, unless the holders shall have offered to the trustee indemnity and/or security satisfactory to it.

Governing Law

The Indenture and notes are governed by and construed in accordance with the laws of the State of New York.

Book-Entry Delivery and Form

The notes will be in the form of one or more global securities. The global security has been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Holders of notes may hold beneficial interests in the global security directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Pursuant to procedures established by DTC, DTC credits on its book-entry registration and transfer system the principal amount of notes represented by the global security to the accounts of participants. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security are shown on, and the transfer of those ownership interests are effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Beneficial owners of interests in global securities who desire to convert their interests into ordinary shares should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the Indenture and the notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, a holder not be entitled to have the notes represented by the global security registered in its name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and premium, if any, and interest, if any, on, the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, or premium, if any, or interest, if any, on, the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or an event of default has occurred and is continuing under the Indenture, DTC will exchange the global security for certificated securities that it will distribute to its participants and that will be legended, if required.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Registration Rights

We have agreed pursuant to a registration rights agreement, with the initial purchaser of the notes, Credit Suisse First Boston LLC, for the benefit of the holders of the notes and the ordinary shares issuable upon the conversion thereof, that we will file the shelf registration statement of which this prospectus is a part with the SEC covering resales of the notes and ordinary shares issuable upon conversion of the notes within 90 days of the initial sale of the notes to Credit Suisse First Boston LLC. We also agreed to use our commercially reasonable efforts to cause the shelf registration statement to become effective within 180 days of that initial sale.

We will use commercially reasonable efforts to keep the shelf registration statement effective after its effective date until the date which is the earliest of:

(1)	the second anniversary of the effective date of the shelf registration statement,

(2)	such time as all the transfer restricted securities have been sold pursuant to the shelf registration statement, transferred pursuant to Rule 144 under the Securities Act or otherwise transferred in a manner that results in such securities not being subject to transfer restrictions under the Securities Act and the absence of a need for a restrictive legend regarding registration under the Securities Act, and

(3)	such time as all of the transfer restricted securities held by our nonaffiliates (from the time of issuance) are eligible for sale pursuant to Rule 144(k) under the Securities Act or any successor rule or regulation thereto.

A “transfer restricted security” means any note or ordinary share issuable upon conversion of a note until the date the security has been effectively registered under the Securities Act and disposed of under a shelf registration statement or the date on which the security is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

We will, in the event the shelf registration statement is filed, among other things, provide to each securityholder for whom such shelf registration statement was filed one copy of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit resales of the transfer restricted securities by such holders to third parties, including one underwritten offering as described below.

We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

•	exceed an aggregate of 45 days for all suspensions in any 90-day period; or

•	exceed an aggregate of 120 days for all suspensions in any 12-month period.

In the event that:

(1)	by the 180th day after the first date of original issuance of the notes, the shelf registration statement has not been declared effective by the SEC, or

(2)	after the shelf registration statement has been declared effective, such shelf registration statement ceases to be effective (subject to the blackout period described above and to certain exceptions described in the registration rights agreement) in connection with resales of transfer restricted securities in accordance with and during the periods specified in the registration rights agreement (each such event referred to in clauses (2) and (3), a “Registration Default”), additional interest will be payable on the notes from and including the date on which any such Registration Default shall occur to, but excluding the date on which all Registration Defaults have been cured, at the rate of 0.5% per annum so long as such notes are transfer restricted securities. We will have no other liabilities for monetary damages with respect to our registration obligations. Commencing on January 10, 2004 we became obligated to pay interest on the notes as a result of our failure to have the shelf registration statement declared effective by such date. In April 2004 we made one interest payment on the notes and will make an additional payment in October 2004 to cover the period from April 2004 to the date the shelf registration statement is declared effective.

A holder who elects to sell any transfer restricted securities pursuant to the shelf registration statement:

•	will be required to deliver a notice and questionnaire to us and be named as a selling securityholder in the related prospectus;

•	be required to deliver a prospectus to purchasers;

•	will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

We shall use commercially reasonably efforts to add any securityholders who properly complete and deliver a notice and questionnaire to the shelf registration statement as a selling securityholder by means of a pre-effective amendment or, if permitted by the SEC, by means of a post-effective amendment or prospectus supplement; provided that any such failure to file such pre-effective amendment, post-effective amendment or prospectus supplement will not result in the payment of additional interest.

The registration rights agreement provides that holders of at least 33% of the then-outstanding transfer restricted securities may elect to have one underwritten offering of those securities. The managing underwriter(s) for any such offering must be selected by holders of a majority of the transfer restricted securities to be included in the underwritten offering and must be reasonably acceptable to us.

We will pay all registration expenses of the shelf registration; provided that each selling securityholder will be responsible for its share of certain expenses incurred in connection with an offering, as described under “Plan of Distribution” below.

The summary in this prospectus of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available upon request to us.

Repurchase and Cancellation

All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the Indenture. We may, to the extent permitted by law, repurchase notes in the open market or by tender offer at any price or by private agreement. Any notes repurchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at a holder’s expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York acts as the depositary bank for our American Depositary Shares or ADSs. ADSs represent ownership interests in securities that are on deposit with a depositary bank. ADSs are normally represented by certificates that are commonly known as American Depositary Receipts or ADRs. The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is The Hongkong and Shanghai Banking Corporation Limited, Custody and Clearing, Hong Kong office.

We have appointed The Bank of New York as depositary bank pursuant to a deposit agreement entered into by us, The Bank of New York as depositary, registered holders of outstanding ADSs and the owners of a beneficial interest in ADSs evidenced by ADRs.

You should read this summary together with the deposit agreement and the ADR. You can inspect a copy of the deposit agreement at the corporate trust office of the depositary, currently located at 101 Barclay Street, New York, New York 10286, and at the principal offices of the custodian, which acts as agent of depositary, currently located at Basement 1 & 2, 1 Queen’s Road Central, Hong Kong. A copy of the deposit agreement is on file with the U.S. Securities and Exchange Commission under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement as indicated under “Where You Can Find More Information.”

We are providing you with a summary description of the ADSs and your rights as an owner of ADSs in the event that you convert your notes into ordinary shares and then wish to deposit such ordinary shares for the issuance of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that a holder’s rights and obligations as an owner of ADSs will be determined by the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety as well as the form of ADR attached to the deposit agreement.

If you become an owner of an ADS, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of the ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder, you appoint the depositary to act on your behalf in certain circumstances. Although the deposit agreement is governed by New York law, our obligations to the holders of our ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

You may hold ADRs either directly or indirectly through your broker or other financial institution. If you hold ADRs directly, you are an ADR holder. This description assumes you hold your ADRs directly. If you hold the ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Deposit, Withdrawal and Cancellation

Each ADS currently represents 100 ordinary shares and will also represent any other securities, cash or other property deposited with The Bank of New York but not distributed to ADS holders. The depositary will only issue ADSs in whole numbers. Accordingly, any amount of ordinary shares which is not divisible into 100 (or the then current conversion ratio) cannot be deposited for the issuance of ADSs, unless it is aggregated with other shares which together are divisible by 100 (or the then current conversion ratio).

The Bank of New York will issue ADRs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the number of ordinary shares have been duly transferred to the custodian. In addition, our deposit agreement provides that any ordinary shares deposited for inclusion in the ADS program should be accompanied by appropriate instruments of transfer or endorsement, in the form satisfactory to the custodian, together with any certifications as may be reasonably required by the depositary or the custodian. Ordinary shares cannot be deposited unless, upon deposit, the ordinary shares will be free of all transfer restrictions. Therefore, ordinary shares issued upon conversion of the notes cannot be deposited unless (i) the shares have been resold in a transaction that is effectively registered under the resale registration statement described above under “Description of the Notes—Registration Rights,” (ii) the shares have been resold in a transaction that complies with Rule 144 under the Securities Act or (iii) the exemption provided by Rule 144(k) under the Securities Act is available and we have removed the transfer restriction legend from the share certificate at the holder’s request. We have been informed by The Bank of New York that it intends to require holders who wish to deposit ordinary shares that may have been issued upon conversion of the notes to provide evidence satisfactory to it that the conditions specified in clause (i), (ii) or (iii) of the preceding sentence have been satisfied. Such holders may also be required to provide a legal opinion to that effect to The Bank of New York at their own expense.

You may turn in your ADRs at The Bank of New York’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver the amount of deposited securities underlying the ADR at the office of the custodian, or, at your request, risk and expense, The Bank of New York will deliver the deposited securities at its office.

Share Dividends and Other Distributions

The Bank of New York has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADRs represent.

Cash. The Bank of New York will promptly convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, The Bank of New York shall file such application for approval or license, if any. If such conversion is not possible on a reasonable basis or any approval or license of any government or agency is needed and cannot be obtained, the deposit agreement allows The Bank of New York to distribute Renminbi only to those ADR holders to whom it is possible to do so. It will hold Renminbi it cannot convert for the account of the ADR holders who have not been paid. It will not invest Renminbi and it will not be liable for interest.

Before making a distribution, any withholding taxes that must be paid under United States law will be deducted. The Bank of New York will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York cannot convert the Renminbi, you may lose some or all of the value of the distribution.

Shares. The Bank of New York may distribute new ADRs representing any shares we may distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The Bank of New York will only distribute whole ADRs. It will sell shares which would require it to issue a fractional ADR and distribute the net proceeds in the same way as it does with cash. If The Bank of New York does not distribute additional ADRs, each ADR will also represent the new shares.

Rights to Receive Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, The Bank of New York may make these rights available to you. We must first instruct The Bank of New York to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and The Bank of New York decides it is practical to sell the rights, The Bank of New York will sell the rights and distribute the proceeds, in the same way as it does with cash. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If The Bank of New York makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and issue ADRs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADRs issued after exercise of rights. For example, you may not be able to trade the ADRs freely in the United States. In this case, The Bank of New York may issue the ADRs under a separate restricted deposit agreement which will contain the same provisions as the deposit agreement, except for the changes needed to put the restrictions in place.

Other Distributions. The Bank of New York will send to you anything else we distribute on deposited securities by means it thinks are legal and practical. If it cannot make the distribution in that way, The Bank of New York has a choice. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case the ADRs will also represent the newly distributed property.

The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADRs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights, or anything else to ADR holders. This means that you may not receive the distribution we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Voting Rights

You may instruct The Bank of New York to vote the shares underlying your ADRs but only if we ask The Bank of New York to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, The Bank of New York will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will:

(1)	describe the matters to be voted on; and

(2)	explain how you, on a specified date, may instruct The Bank of New York to vote the shares or other deposited securities underlying your ADRs as you direct. For instructions to be valid, The Bank of New York must receive them on or before the date specified. The Bank of New York will try, in compliance with Cayman Islands law or Hong Kong law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The Bank of New York will only vote or attempt to vote as you instruct.

If The Bank of New York does not receive voting instructions from you by the specified date, it will consider you to have authorized us to vote the number of deposited securities represented by your ADSs. The Bank of New York will give us a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:

(1)	we do not wish to receive a discretionary proxy;

(2)	we think there is substantial shareholder opposition to the particular question; or

(3)	we think the particular question would have a material adverse impact on our shareholders.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

ADR holders must pay:	For:

US$5.00 (or less) per 100 ADSs	Each issuance of an ADR, including as a of shares or rights or other property

Each cancellation of an ADR, including if the agreement terminates

US$1.50 (or less) per ADS	Registration of transfer of receipts

US$0.02 (or less) per ADS	Any cash payment

Registration or Transfer Fees	Transfer and registration of shares on the share register of the Foreign Registrar from your name to the name of The Bank of New York or its agent when you deposit or withdraw shares

Expenses incurred by The Bank of New York	Conversion of Renminbi to U.S. dollars Cable, telex and facsimile transmission expenses

Taxes and other governmental charges The Bank of New York or the Custodian have to pay on any ADR or any share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADRs or on the deposited securities underlying your ADRs. The Bank of New York may refuse to transfer your ADRs or allow you to withdraw the deposited securities underlying your ADRs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADRs to pay any taxes owed and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
• Change the nominal or par value of our shares; • Reclassify, split up or consolidate any of the deposited securities;	The cash, shares or other securities received by The Bank of New York will become deposited securities. Each ADR will automatically represent its equal share of the new deposited securities.

• Distribute securities on the shares that are not distributed to you; • Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets; or • Take any similar action	The Bank of New York may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also issue new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

We may agree with The Bank of New York to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment will cause any of the following results, the amendment will become effective 30 days after The Bank of New York notifies you of the amendment:

•	adds or increases fees or charges, except for:

•	taxes and other government charges;

•	registration fees;

•	cable, telex or facsimile transmission costs; or

•	delivery costs or other such expenses; or

•	prejudices any substantial right of ADR holders.

At the time an amendment becomes effective, you are considered, by continuing to hold your ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement, as amended.

The Bank of New York will terminate the deposit agreement if we ask it to do so. In such case, The Bank of New York must notify you at least 30 days before termination. The Bank of New York may also terminate the deposit agreement if The Bank of New York has told us that it would like to resign and we have not appointed a new depositary bank within 90 days.

After termination, The Bank of New York and its agents will be required to do only the following under the deposit agreement:

•	advise you that the deposit agreement is terminated; and

•	collect distributions on the deposited securities and deliver the deliverable portion of shares and other deposited securities upon cancellation of ADRs.

One year after termination, The Bank of New York may sell any remaining deposited securities by public or private sale. After that, The Bank of New York will hold the proceeds of the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs or are unable to surrender their ADRs because they represent less than a unit of shares. It will not invest the money and will have no liability for interest. The Bank of New York’s only obligations will be an indemnification obligation and an obligation to account for the proceeds of the sale and other cash. After termination, our only obligations will be an indemnification obligation and our obligation to pay specified amounts to The Bank of New York.

Limitations on Obligations and Liability to ADR Holders

The deposit agreement expressly limits our obligations and the obligations of The Bank of New York, and it limits our liability and the liability of The Bank of New York. We and The Bank of New York:

•	are only obligated to take the actions specifically provided for in the deposit agreement without negligence or bad faith;

•	are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the deposit agreement;

•	are not liable if either exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf of any other party; and

•	may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

In the deposit agreement, we and The Bank of New York agree to indemnify each other under designated circumstances.

Requirements for Depositary Actions

Before The Bank of New York will issue or register the transfer of an ADR, make a distribution on an ADR, or process a withdrawal of shares, The Bank of New York may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations that it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The Bank of New York may refuse to deliver, transfer or register transfers of ADRs generally when our books or the books of The Bank of New York are closed, or at any time if The Bank of New York or we think it advisable to do so.

You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

•	when temporary delays arise because: (1) The Bank of New York or we have closed its or our transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on the shares;

•	when you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADRs

In compliance with the provisions of the deposit agreement, The Bank of New York may issue ADRs before deposit of the underlying shares. This is called a pre-release of the ADR. The Bank of New York may also deliver shares upon cancellation of pre-released ADRs, even if the ADRs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank of New York may receive ADRs instead of shares to close out a pre-release. The Bank of New York may pre-release ADRs only under the following conditions:

•	before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer owns the shares or ADRs to be deposited;

•	the pre-release must be fully collateralized with cash or other collateral that The Bank of New York considers appropriate; and

•	The Bank of New York must be able to close out the pre-release on not more than five business days’ notice.

In addition, The Bank of New York will limit the number of ADRs that may be outstanding at any time as a result of pre-release to 30% of total shares deposited, although The Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.

CAYMAN ISLANDS TAXATION

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to NetEase levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands are not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Morrison & Foerster LLP, special U.S. counsel to NetEase.com, Inc., the following summary accurately describes the material United States federal income tax consequences relating to the purchase, ownership, and disposition of the notes and of the ordinary shares into which the notes may be converted by a holder, subject to the limitations stated below. This description does not provide a complete analysis of all potential tax consequences. Such opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, Internal Revenue Service (“IRS”) published rulings and court decisions, all as of the date hereof. These authorities may change, possibly on a retroactive basis, or the IRS might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or ordinary shares could differ from those described below. We do not intend to obtain a ruling from the IRS with respect to the tax consequences of acquiring or holding the notes or ordinary shares.

This description is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor’s particular circumstances, or to certain types of investors subject to special treatment under U.S. federal income tax laws (such as banks or financial institutions, life insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, persons holding notes or ordinary shares as part of a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction for U.S. federal income tax purposes, persons subject to the alternative minimum tax provisions of the Code, and persons that have a “functional currency” other than the U.S. dollar). This description applies to purchasers of the notes who hold the notes and the ordinary shares as capital assets. This description does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular investors.

Investors considering the purchase of notes and ordinary shares should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of U.S. federal estate or gift tax laws, foreign, state, or local laws, and tax treaties.

U.S. Holders

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of a note or ordinary shares that is (i) a citizen or resident of the U.S. or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes; (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes organized in or under the laws of the U.S. or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if such trust validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or if (a) a court within the U.S. can exercise primary supervision over its administration and (b) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the notes or ordinary shares into which the notes may be converted, the U.S. tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the notes or ordinary shares into which the notes may be converted that is a partnership and partners in such partnership should consult their individual tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes and the ordinary shares into which the notes may be converted.

For U.S. federal income tax purposes, U.S. Holders of ADSs will be treated as owners of the underlying shares represented by such ADSs. Accordingly, this discussion of U.S. federal income tax consequences to U.S. Holders of shares applies equally to U.S. Holders of ADSs.

If you are not a U.S. Holder, this subsection does not apply to you and you should refer to “Non-U.S. Holders” below.

Contingent Debt Instrument Rules

If the amount or timing of any payments on a note is contingent, the note could be subject to special rules that apply to contingent debt instruments. These rules require a U.S. Holder to accrue interest income at a rate higher than any stated interest rate on a note and to treat as ordinary income (rather than capital gain) any gain recognized on a sale, exchange or retirement of the note before the resolution of the contingencies. If, upon a Merger Event, the company is required to redeem the notes, the amount paid to a U.S. Holder could exceed the principal amount of the notes. Additionally, U.S. Holders would be entitled to interest if the notes are not registered with the SEC within prescribed time periods. We do not believe that, because of these potential additional payments, the notes should be treated as contingent debt instruments. Therefore, for purposes of filing tax on information returns with the IRS, we will not treat the notes as contingent debt instruments. Unless otherwise noted, this discussion assumes that the notes are not subject to the contingent debt instrument rules.

Sale, Exchange or Redemption of the Notes or Conversion of Notes Solely for Cash

Subject to the passive foreign investment company rules discussed below, a U.S. Holder will recognize any capital gain or loss if the U.S. Holder disposes of a note in a sale, redemption, exchange or conversion of the notes solely for cash. The U.S. Holder’s gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the note. The U.S. Holder’s adjusted tax basis in the note will generally equal the amount the U.S. Holder paid for the note. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the note. The gain or loss recognized by a U.S. Holder on a disposition of the note will be long-term capital gain or loss if the U.S. Holder held the note for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Conversion of Note Solely for Ordinary Shares (and Cash in Lieu of a Fractional Ordinary Share, if Any)

A U.S. Holder who converts a note into ordinary shares will not recognize any income, gain or loss, except with respect to cash received in lieu of a fractional ordinary share. The U.S. Holder’s aggregate basis in the ordinary shares (including any fractional ordinary share for which cash is paid) will be equal to the U.S. Holder’s adjusted basis in the note, and the U.S. Holder’s holding period for the ordinary shares will include the period during which the U.S. Holder held the note. The U.S. Holder will recognize gain or loss upon the receipt of cash paid in lieu of a fractional ordinary share measured by the difference between the amount of cash received for the fractional share interest and the U.S. Holder’s tax basis in such fractional share interest.

Conversion of Notes Partly for Ordinary Shares and Partly for Cash (Other Than Solely in Lieu of a Fractional Ordinary Share)

A U.S. Holder who converts a note and receives a combination of ordinary shares and cash (other than solely in lieu of a fractional ordinary share), assuming the notes are securities for United States federal income tax purposes, which is likely, will not recognize loss, but will recognize gain, if any, on the notes so exchanged in an amount equal to the lesser of the amount of (i) gain “realized” (i.e., the excess, if any, of the fair market value of the ordinary shares received upon exchange plus cash received over the adjusted tax basis in the notes tendered in exchange therefor) or (ii) cash received. Subject to the passive foreign investment company rules discussed below, such gain will be capital gain and will be long-term if the U.S. Holder’s holding period in respect of such note is more than one year. A U.S. Holder’s tax basis in the ordinary shares received should equal the adjusted tax basis in notes tendered in exchange therefor, decreased by the cash received, and increased by an amount of gain recognized. A U.S. Holder’s holding period in the ordinary shares received upon exchange of notes will include the holding period of the notes so exchanged.

Constructive Dividends

If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of notes, the conversion price of notes is increased, such increase may be deemed to be the payment of a taxable dividend, for United States federal income tax purposes, to U.S. Holders of notes. For example, an increase in the conversion price in the event of distributions of our debt instruments, or our assets, or an increase in the event of an extraordinary cash dividend, generally will result in deemed dividend treatment to holders of notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our ordinary shares may not.

Taxation of Dividends and Other Distributions on the Ordinary Shares

Subject to the passive foreign investment company rules discussed below, all distributions to a U.S. Holder with respect to the ordinary shares, other than certain pro rata distributions of our shares, will be includible in a U.S. Holder’s gross income as ordinary dividend income when received, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits. For this purpose, earnings and profits will be computed under U.S. federal income tax principles. The dividends will not be eligible for the dividends-received deduction allowed to corporations. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of your tax basis in the ordinary shares, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain.

Dividends paid in Renminbi will be included in your income as a U.S. dollar amount based on the exchange rate in effect on the date that the U.S. Holder receives the dividend, regardless of whether the payment is in fact converted into U.S. dollars. If the U.S. Holder does not receive U.S. dollars on the date the dividend is distributed, the U.S. Holder will be required to include either gain or loss in income when the U.S. Holder later exchanges the Renminbi for U.S. dollars. The gain or loss will be equal to the difference between the U.S. dollar value of the amount that the U.S. Holder includes in income when the dividend is received and the amount that the U.S. Holder receives on the exchange of the Renminbi for U.S. dollars. The gain or loss generally will be ordinary income or loss from United States sources. If we distribute as a dividend non-cash property, the U.S. Holder will include in income an amount equal to the U.S. dollar equivalent of the fair market value of the property on the date that it is distributed.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the ordinary shares will be “passive income” or, in the case of certain U.S. Holders, “financial services income.” In particular circumstances, a U.S. Holder that (i) has held the ordinary shares for less than a specified minimum period during which it is not protected from risk of loss, (ii) is obligated to make payments related to the dividends, or (iii) holds the ordinary shares in arrangements in which the U.S. Holder’s expected economic profit, after non-U.S. taxes, is insubstantial will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on the ordinary shares.

Distributions to a U.S. Holder of shares or rights to subscribe for shares that are received as part of a pro rata distribution to all our shareholders should not be subject to U.S. federal income tax. The basis of the new shares or rights so received will be determined by allocating the U.S. Holder’s tax basis in the ordinary shares between the ordinary shares and the new shares or rights received, based on their relative fair market values on the date of distribution. However, the basis of the new shares or rights will be zero if (i) the fair market value of the new shares or rights is less than 15% of the fair market value of the old ordinary shares at the time of distribution and (ii) the U.S. Holder does not make an election to determine the basis of the new shares by allocation as described above. The U.S. Holder’s holding period in the new shares or rights will include the holding period of the old ordinary shares on which the distribution was made.

Taxation of Disposition of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, a U.S. Holder will recognize taxable gain or loss on any sale or exchange of an ordinary shares equal to the difference between the amount realized (in U.S. dollars) for the ordinary shares and the U.S. Holder’s tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. Any gain or loss that you recognize will generally be treated as United States source income or loss, except that losses will be treated as foreign source losses to the extent you received dividends that were includible in the financial services income basket during the 24-month period prior to the sale.

Passive Foreign Investment Company

We believe we were a passive foreign investment company for U.S. federal income tax purposes for the taxable years ended on December 31st of 2000, 2001 and 2002, and we cannot be certain whether we will be treated as a passive foreign investment company for the taxable year ending on December 31st of 2003. If we are a passive foreign investment company in 2003, or in any subsequent year in which a U.S. Holder holds the notes or ordinary shares, the U.S. Holder will be subject to increased U.S. tax liabilities and reporting requirements on receipt of certain dividends or on a disposition at a gain of ordinary shares or, under proposed regulations, notes, although a shareholder election to terminate such deemed passive foreign investment company status may be made in certain circumstances. U.S. Holders should consult their own tax advisors regarding our status as a passive foreign investment company, the consequences of an investment in a passive foreign investment company, and the consequences of making a shareholder election to terminate deemed passive foreign investment company status if we no longer meet the income or asset test for passive foreign investment company status in a subsequent taxable year.

A company is considered a passive foreign investment company for any taxable year if either

•	at least 75% of its gross income is passive income, or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock of such corporation.

The determination that we were a passive foreign investment company for the 2000, 2001 and 2002 taxable years was based on our valuations of our assets, including goodwill. In calculating goodwill, we have valued our total assets based on our total market value determined using the average of the quarterly selling prices of the shares for the relevant year and have made a number of assumptions regarding the amount of this value allocable to goodwill. We believe our valuation approach is reasonable. However, it is possible that the Internal Revenue Service, or IRS, will challenge the valuation of our goodwill, which may result in it becoming even more likely that we would be classified as a passive foreign investment company for the 2003 taxable year as well as for subsequent years. In addition, if our actual acquisitions and capital expenditures do not match our projections, the likelihood that we are or will be classified as a passive foreign investment company may also increase.

A separate determination must be made each year as to whether we are a passive foreign investment company. As a result, our passive foreign investment company status may change.

If we are a passive foreign investment company for any taxable year during which a U.S. Holder holds notes or ordinary shares, the U.S. Holder will be subject to special tax rules with respect to (i) any “excess distribution” that the U.S. Holder receives on ordinary shares and (ii) any gain the U.S. Holder realizes from a sale or other disposition (including a pledge) of (a) the ordinary shares or (b), under proposed regulations which are not yet effective, but are proposed to be effective from April 11, 1992, notes, unless the U.S. Holder makes a “mark-to-market” election as discussed below. Distributions the U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions the U.S. Holder received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares or notes,

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a passive foreign investment company, will be treated as ordinary income, and

•	the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the ordinary shares or notes cannot be treated as capital, even if the U.S. Holder holds the ordinary shares or notes as capital assets.

A U.S. shareholder of a passive foreign investment company may avoid taxation under the excess distribution rules discussed above by making a “qualified electing fund” election to include the U.S. Holder’s share of our income on a current basis. However, a U.S. Holder may make a qualified electing fund election only if the passive foreign investment company agrees to furnish the shareholder annually with certain tax information, and we do not presently intend to prepare or provide such information.

Alternatively, a U.S. Holder of “marketable stock” in a passive foreign investment company may make a mark-to-market election for stock of a passive foreign investment company to elect out of the excess distribution rules discussed above. If a U.S. Holder makes a mark-to-market election for the ordinary shares, the U.S. Holder will include in income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of its taxable year over the U.S. Holder’s adjusted basis in such ordinary shares. A U.S. Holder is allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year only to the extent of any net mark-to-market gains on the ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in a U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. A U.S. Holder’s basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. The tax rules that apply to distributions by corporations which are not passive foreign investment companies would apply to distributions by us.

The mark-to-market election is available only for stock which is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission or on Nasdaq, or an exchange or market that the U.S. Secretary of the Treasury determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. The mark-to-market election would be available to a U.S. Holder unless our ordinary shares are delisted from The Nasdaq National Market and do not subsequently become regularly traded on The Nasdaq SmallCap Market or other qualified exchange or market.

A U.S. Holder who holds ordinary shares in any year in which we are a passive foreign investment company would be required to file IRS Form 8621 regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

Non-U.S. Holders

A Non-U.S. Holder will not be subject to U.S. federal income tax on dividends paid by us or on additional payments received with respect to the notes unless the income is effectively connected with the Non- U.S. Holder’s conduct of a trade or business in the United States.

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of the notes or ordinary shares unless such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States or the Non-U.S. Holder is a natural person who is present in the United States for 183 days or more and certain other conditions exist. Dividends and gains that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be subject to tax in the same manner as they would be if the Non-U.S. Holder were a U.S. Holder, except that the passive foreign investment company rules will not apply. Effectively connected dividends and gains received by a corporate Non-U.S. Holder may also be subject to an additional branch profits tax at a 30% rate or a lower tax treaty rate.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to dividends in respect of the ordinary shares or the proceeds received on the sale, exchange or redemption of ordinary shares or notes paid within the United States (and, in certain cases, outside the United States) to U.S. Holders other than certain exempt recipients, such as corporations, and backup withholding tax may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number or to report interest and dividends required to be shown on its U.S. federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as credit against the U.S. Holder’s U.S. federal income tax liability provided that the appropriate returns are filed.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status to the payor, under penalties of perjury, on IRS Form W-8BEN.

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement on July 14, 2003 to the initial purchaser, Credit Suisse First Boston LLC. The initial purchaser has informed us that it resold the notes to purchasers in transactions exempt from registration pursuant to Rule 144A promulgated under the Securities Act. Selling securityholders may offer and sell the notes and the underlying ordinary shares pursuant to this prospectus.

The following table contains information available to us as of August 4, 2004, with respect to the selling securityholders and the principal amount of notes and the underlying ordinary shares beneficially owned by each selling securityholder that may be offered using this prospectus. Unless set forth below and except for the initial purchaser referenced above, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Ordinary Shares That May Be Sold (1)	Percentage of Ordinary Shares Outstanding (2)(3)
Amaranth LLC(4)(14)	$14,500,000	14.5%	30,114,226	1%
Arbitex Master Fund, LP(10) (14)	$3,000,000	3.0%	6,230,530	*
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.(5)	$2,960,000	3.0%	6,147,456	*
Argent Classic Convertible Arbitrage Fund L.P.(6)	$630,000	1.0%	1,308,411	*
Argent Classic Convertible Arbitrage Fund II L.P.(6)	$140,000	*	290,758	*
Argent Lowlev Convertible Arbitrage Fund Ltd.(5)	$3,000,000	3.0%	6,230,530	*
Citigroup Global Markets Ltd.(12)(13)(14)	$5,500,000	5.5%	11,422,638	*
JMG Capital Partners L.P.(7)	$16,625,000	16.6%	34,527,518	1%
JMG Triton Offshore Fund, Ltd.(8)	$16,625,000	16.6%	34,527,518	1%
KBC Convertible Arbitrage Fund (9)(14)	$3,530,000	3.5%	7,331,256	*
KBC Convertible Mac28 Fund Ltd.(9)(14)	$650,000	1.0%	1,349,948	*
KBC Convertible Opportunities Fund(9)(14)	$4,630,000	4.6%	9,615,784	*
KBC Financial Products USA, Inc.(11)	$6,280,000	6.3%	13,042,575	*
KBC Multi Strategy Arbitrage Fund(9)(14)	$840,000	1.0%	1,744,548	*
Lyxor Master Fund(10)(14)	$200,000	*	415,369	*
Melody IAM, Ltd.(9)(14)	$350,000	*	726,895	*
Xavex Convertible Arbitrage 10 Fund(6)	$270,000	*	560,748	*
Unnamed Selling Securityholders	$20,270,000	20.3%	42,097,612	1.3%

*	Less than 1%.
(1)	Assumes conversion of all of the holder’s notes at a conversion price of 0.4815 per ordinary share. This conversion price is subject to adjustment as described under “Description of Notes—Conversion Rights.” As a result, the number of ordinary shares issuable upon conversion of the notes may increase in the future.
(2)	Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 3,166,679,789 ordinary shares outstanding as of July 1, 2004. In calculating this amount for each holder, we treated as outstanding the number of ordinary shares issuable upon conversion of all of that holder’s notes, but we did not assume conversion of any other holder’s notes.
(3)	Assumes that all holders of notes, or any future transferees, pledgees, donees or successors of or from such holders of notes, do not beneficially own any ordinary shares other than the ordinary shares issuable upon conversion of the notes at the initial conversion rate.
(4)	Nicholas M. Maounis exercises voting/investment control.
(5)	Henry Cox and Thomas Marshall exercise voting/investment control.
(6)	Bruce McMahan, Saul Schwartzman and John Gordon exercise voting/investment control.

(7)	Jonathan Glaser exercises voting/investment control.
(8)	Jonathan Glaser and Roger Richter exercise voting/investment control.
(9)	Andy Preston exercises voting/investment control.
(10)	Clark K. Hunt, Jonathan Bren and Ken Tananbaum exercise voting/investment control.
(11)	Luke Edwards exercises voting/investments control.
(12)	Steven Ciampi exercises voting/investment control.
(13)	This selling securityholder has identified itself as a broker-dealer and, accordingly, an underwriter. Please see “Plan of Distribution” for disclosure regarding this selling securityholder.
(14)	The selling securityholder is an affiliate of a broker-dealer. Please see “Plan of Distribution” for disclosure regarding these selling securityholders.

We prepared this table based on the information supplied to us by the selling securityholders named in the table. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change from time to time. Any changed information with respect to which we are given notice will be set forth in prospectus supplements or amendments.

Generally, only selling securityholders identified in the selling securityholders table who beneficially own the securities set forth opposite their respective names may sell offered securities under the registration statement of which this prospectus forms a part. We may from time to time amend this registration statement following its effective date to include additional selling securityholders who acquire securities directly or indirectly from any unnamed securityholder. In addition, any additional selling securityholders who acquire securities from a securityholder identified in the above table may be added in a supplement to this prospectus.

Because the selling securityholders may offer all or some of their notes or the underlying ordinary shares from time to time, we cannot estimate the amount of the notes or underlying ordinary shares that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the notes or the ordinary shares issued upon conversion of the notes offered by this prospectus. The notes and the underlying ordinary shares may be sold from time to time to purchasers:

•	directly by the selling securityholders;

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the ordinary shares.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying ordinary shares may be deemed to be “underwriters.” As a result, any profits on the sale of the notes and the underlying ordinary shares by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the notes and the underlying ordinary shares are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions in addition to the other fees and expenses set forth at the end of this section.

The only selling securityholder who is a registered broker dealer is Citigroup Global Markets Ltd., and as such, it is an underwriter in connection with the sale of the notes and the underlying common shares. The only selling securityholders who are affiliates of registered broker dealers are Amaranth LLC, Citigroup Global Markets Ltd., KBC Convertible Arbitrage Fund, KBC Convertible Mac28 Fund Ltd., KBC Convertible Opportunities Fund, Melody IAM, Ltd., Lyxor Master Fund and KBC Multi Strategy Arbitrage Fund, and each of these selling securityholders have informed the Company that it purchased the note in the ordinary course of business and at the time of its purchase, did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes or the share underlying the notes. The factual information provided in this paragraph is based on the representations made to us by the selling securityholders.

The notes and the underlying ordinary shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and underlying ordinary shares may be listed or quoted at the time of the sale, if any, including in the form of ADSs representing ordinary shares;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the notes and the underlying ordinary shares, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying ordinary shares in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying ordinary shares short and deliver notes and the underlying ordinary shares to close out short positions, or loan or pledge notes and the underlying ordinary shares to broker-dealers that in turn may sell the notes and the underlying ordinary shares.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying ordinary shares by the selling securityholders. Selling securityholders may not sell any or all of the notes and the underlying ordinary shares offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying ordinary shares by other means not described in this prospectus. In addition, any notes and the underlying ordinary shares covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

ADSs representing our ordinary shares are listed on the Nasdaq National Market under the symbol “NTES.” We do not intend to apply for the listing of the notes or the underlying ordinary shares on any securities exchange or for quotation through the Nasdaq National Market. Upon resale using this prospectus, the notes will cease to be eligible for trading in The Portal/SM /Market, a subsidiary of The Nasdaq Stock Market. We cannot assure you that the notes or the ordinary shares will be liquid or that any trading market for the notes will develop.

The selling securityholders and any other person participating in such distribution will be subject to the Securities Exchange Act of 1934, or the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying ordinary shares by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying ordinary shares to engage in market-making activities with respect to the particular notes and the underlying ordinary shares being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying ordinary shares.

Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

We have agreed to pay all of the expenses incidental to the registration, offering and sale of the notes and the underlying ordinary shares to the public other than:

•	costs incurred in connection with the printing and delivery of prospectuses pursuant to Section 2(f) of the registration rights agreement;

•	costs incurred in connection with obtaining an opinion of counsel, a comfort letter from our independent accountants and certain other documents pursuant to Section 2(q) of the registration rights agreement;

•	all expenses payable in connection with a selling securityholder’s deposit of ordinary shares with The Bank of New York for the issuance of ADSs; and

•	if the offering is underwritten:

•	underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of the securities pursuant to this prospectus;

•	out-of-pocket expenses we reasonably incur in:

•	facilitating an underwritten offering pursuant to Section 2(o) of the registration rights agreement;

•	confirming or obtaining a rating for the notes, if so requested pursuant to Section 2(r) of the registration rights agreement; and

•	assisting underwriters to comply with the rules of the National Association of Securities Dealers, Inc., if applicable, pursuant to Section 2(s) of the registration rights agreement.

The following table sets forth the expenses, other than any expenses payable by the selling securityholders as provided above, in connection with the issuance and distribution of the securities being registered. All amounts indicated are estimates (other than the registration fee):

Registration fee	$12,292
Accounting fees and expenses	$300,000
Printing and engraving	$42,000
Legal fees and expenses of the registrant	$300,000
Miscellaneous	$5,000

Total	$659,292

LEGAL MATTERS

The validity of the notes and ordinary shares issuable upon conversion of the notes has been passed upon for our company with respect to matters of Cayman Islands law by Maples and Calder Asia. The validity of the notes has been passed upon for our company with respect to New York law by Morrison & Foerster LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of NetEase and subsidiaries as of December 31, 2000 and 2001 and for the years ended December 31, 1999, 2000 and 2001, incorporated by reference in this registration statement, were audited by Arthur Andersen • Hua Qiang, as stated in their report incorporated by reference in this prospectus. Arthur Andersen • Hua Qiang has ceased operations.

The consolidated financial statements as of and for the year ended December 31, 2003, incorporated by reference in this registration statement, have been audited by PricewaterhouseCoopers Zhong Tian CPAs Limited Company, independent registered public accounting firm, as stated in their report incorporated by reference in this prospectus.

Arthur Andersen • Hua Qiang has not consented to the incorporation by reference of their report on the financial statements of NetEase.com, Inc. for the three years ended December 31, 2001 in this registration statement, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen • Hua Qiang has not consented to the incorporation by reference of their report in this registration statement, you will not be able to recover against Arthur Andersen • Hua Qiang under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen • Hua Qiang or any omissions to state a material fact required to be stated therein.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

Cayman Islands law and Article 125 of our articles of association provide that we may indemnify our directors, officers and trustee acting in relation to any of our affairs against actions, proceedings, costs, charges, losses, damages and expenses incurred by reason of any act done or omitted in the execution of their duty in their capacities as such, except if they acted in a willfully negligent manner or defaulted in any action against them.

We have entered into indemnification agreements with each of our directors and officers under which we agree to indemnify each of them to the fullest extent permitted by Cayman Islands law, our articles of association and other applicable law, from and against all expenses and liabilities arising from any proceeding, to which the indemnitee is or was a party, witness or other participant, except expenses and liabilities (if any) incurred or sustained by or through the indemnitee’s own willful neglect or default. Upon the written request by a director or officer, we will, within 10 days after receipt of the request, advance funds for the payment of expenses, unless there has been a final determination that the director or officer is not entitled to indemnification for these expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 9. Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit Number		Exhibit Title
3.1	*	Amended and Restated Memorandum of Association of NetEase.com, Inc. (incorporated by reference to Exhibit 3.1 from Amendment No. 1 to the company’s Registration Statement on Form F-1 (file no. 333-11724) filed with the Securities and Exchange Commission on May 15, 2000)

3.2	*	Amended and Restated Articles of Association of NetEase.com, Inc. (incorporated by reference to Exhibit 3.2 from Amendment No. 1 to the company’s Registration Statement on Form F-1 (file no. 333-11724) filed with the Securities and Exchange Commission on May 15, 2000)

3.3	*	Amendment to Amended and Restated Articles of Association of NetEase.com, Inc. dated as of June 5, 2003 (incorporated by reference to Exhibit 1.3 from the company’s Annual Report on Form 20-F for the year Ended December 31, 2002 filed with the Securities and Exchange Commission on June 27, 2003)

4.1	*	Specimen American Depositary Receipt of NetEase.com, Inc. (incorporated by reference to Exhibit 4.1 from Amendment No. 1 to the company’s Registration Statement on Form F-1 (file no. 333-11724) filed with the Securities and Exchange Commission on May 15, 2000)

4.2	*	Specimen Stock Certificate of NetEase.com, Inc. (incorporated by reference to Exhibit 4.2 from Amendment No. 1 to the company’s Registration Statement on Form F-1 (file no. 333-11724) filed with the Securities and Exchange Commission on May 15, 2000)

4.3	*	Registration Rights Agreement, dated as of July 8, 2003, between NetEase.com, Inc. and Credit Suisse First Boston LLC

4.4	*	Indenture, dated as of July 14, 2003, by and between NetEase.com, Inc. and The Bank of New York

5.1	*	Opinion of Maples & Calder Asia (incorporated by reference to Exhibit 5.1 from Amendment No. 2 to the company’s Registration Statement on Form F-3 (file no. 333-109628) filed with the Securities and Exchange Commission on March 9, 2004)

5.2	*	Opinion of Morrison & Foerster LLP (incorporated by reference to Exhibit 5.2 from Amendment No. 2 to the company’s Registration Statement on Form F-3 (file no. 333-109628) filed with the Securities and Exchange Commission on March 9, 2004)

8.1	*	Tax opinion of Morrison & Foerster LLP is contained in the prospectus under the heading “Material United States Federal Income Tax Consequences”

10.1	*	Purchase Agreement, dated as of July 8, 2003, between NetEase.com, Inc. and Credit Suisse First Boston LLC

12.1	*	Computation of Ratio of Earnings to Fixed Charges

23.1		Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, Independent Registered Public Accounting Firm

23.2	*	Consent of Maples & Calder Asia (included in Exhibit 5.1)

23.3	*	Consent of Morrison & Foerster LLP (included in Exhibit 5.2)

24.1	*	Power of Attorney of certain directors and officers of NetEase.com, Inc. (see signature page)

25.1	*	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1933

*	Previously filed.

Item 10. Undertakings

1. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

4. The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, the People’s Republic of China, on August 5, 2004.

NETEASE.COM, INC.

By:	/s/ Ted Sun
Ted Sun
Acting Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated:

Name	Title	Date

/s/ Ted Sun Ted Sun	Acting Chief Executive Officer and Director	August 5, 2004

* Denny Lee	Chief Financial Officer, Principal Accounting Officer and Director	August 5, 2004

* Michael Tong	Executive Director	August 5, 2004

* William Ding	Chief Architect and Director	August 5, 2004

* Donghua Ding	Director	August 5, 2004

* Ronald Lee	Director	August 5, 2004

* Michael Leung	Director	August 5, 2004

* Joseph Tong	Director	August 5, 2004

*By:	/s/ Ted Sun
Ted Sun, Attorney-in-Fact

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ted Sun, Michael Tong and Denny Lee, and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute, may lawfully do or cause to be done by virtue thereof.

Name	Title	Date
/s/ Donald J. Puglisi Puglisi & Associates Donald J. Puglisi	Authorized U.S. Representative	August 5, 2004

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